UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

Commission File No. 1-9924

__________________________________

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN
Plans Administration Committee
One Court Square, 21st Floor
Long Island City, NY 11120

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2016 and 2015
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2016 and 2015

*	Other schedules required by Form 5500 which are not applicable have been omitted

Exhibit 23.1

Report of Independent Registered Public Accounting Firm
The Plans Administration Committee
Citigroup Inc.:
We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan (formerly known as Citigroup 401(k) Plan) (the Plan) as of December 31, 2016 and 2015, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2016 and 2015, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
The supplemental information in the accompanying Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2016 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but include supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2016 is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ KPMG LLP

New York, New York
June 9, 2017

CITI RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
December 31, 2016 and 2015

	2016	2015
Assets:
Investments, at fair value	$10,498,388,993	$9,649,406,159
Investments in fully benefit-responsive investment contracts,
at contract value	1,243,921,248	1,157,124,247
Total investments	11,742,310,241	10,806,530,406
Receivables:
Employer contributions	369,473,769	379,071,434
Interest and dividends	2,777,788	2,265,868
Receivable for securities sold	8,769,695	18,286,890
Participant contributions	527,735	426,784
Participant loans	225,768,994	240,398,016
Other	361,709	39,114
Total receivables	607,679,690	640,488,106
Total assets	12,349,989,931	11,447,018,512
Liabilities:
Payable for securities purchased	9,611,342	23,621,737
Payable for trustee and administrative fees	3,714,383	4,198,773
Total liabilities	13,325,725	27,820,510
Net assets available for benefits	$12,336,664,206	$11,419,198,002
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2016 and 2015

	2016	2015
Additions to net assets attributable to:
Investment income (loss):
Dividends	$59,883,406	$50,028,358
Interest	27,175,479	28,659,534
Net appreciation (depreciation) in fair value of investments	913,854,323	(181,322,491)
Net investment income (loss)	1,000,913,208	(102,634,599)
Interest income from loans receivable from participants	9,578,925	10,290,740
Contributions:
Employer	369,578,220	378,227,325
Participants	481,912,224	483,416,483
Rollover	39,524,591	44,227,408
Total contributions	891,015,035	905,871,216
Total additions to net assets	1,901,507,168	813,527,357
Deductions from net assets attributable to:
Distributions to participants	960,550,791	962,536,367
Trustee and administrative expenses	18,295,046	19,340,243
Dividends paid directly to participants	5,195,127	1,926,284
Total deductions from net assets	984,040,964	983,802,894
Net increase (decrease)	917,466,204	(170,275,537)
Net assets available for benefits at:
Beginning of year	11,419,198,002	11,589,473,539
End of year	$12,336,664,206	$11,419,198,002
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

(a)	General
The Plan is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citigroup Inc. (the Company), its subsidiaries and affiliates. The Company is the Plan Sponsor, as defined by the Plan document. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code of 1986, as amended (the Code).
The Plan was initially designed as an Employee Stock Ownership Plan (ESOP) within the meaning of Section 4975(e)(7) of the Code. Effective March 1, 2003, the Plan consists of an ESOP component and a non‑ESOP component. The ESOP component consists of any amount invested in the Citigroup Common Stock Fund under the Plan.
From January 1, 2015 through January 31, 2017, State Street Bank & Trust Company was the trustee and the custodian of the Plan. Effective February 1, 2017, Bank of New York Mellon became the trustee and the custodian of the Plan. State Street Bank & Trust Company was the trustee and custodian through January 31, 2017. Plan investments are held by the trustee in a trust fund established under the Plan. The Plan is administered by Aon Hewitt, a third‑party administrator.
The Company maintains a financial education program for participants. The program offers educational resources such as articles, tutorials and videos. In addition, the Company has retained a registered investment advisor to provide assistance to participants on asset allocation for their Plan investments based on their individual risk profile, retirement horizon, and other factors.
The Plan also offers the Professional Management Program through a registered investment advisor, which provides for participants to have their accounts professionally managed. Participants who voluntarily elect this program are charged a maximum of 0.35% or $2.92 per month for each $10,000 in their account. For participants with account balances over $100,000, advisory fees charged to the participant account are reduced. If a participant chooses to enroll in the Professional Management Program, the fee is automatically deducted from their account.
The Professional Management Program offers an optional retirement income feature (Income Feature) for managed Plan accounts. With the Income Feature, the assets in a participant’s Plan account are managed under the Professional Management Program with a primary investment strategy of seeking to generate income in retirement. The Income Feature also includes an option for participants to request distributions from their Plan accounts. The Income Feature is available at no additional cost to Professional Management Program members who select the Income Feature.
Effective January 1, 2016, the Plan was amended to change the name from Citigroup 401(k) Plan to Citi Retirement Savings Plan.

(b)	Eligibility
Eligible employees generally include (1) employees working in the U.S. and paid from a Company payroll or (2) U.S. citizens or lawful permanent residents of the U.S. performing services overseas in

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

an expatriate employment classification in each case who are performing services for the Company and participating subsidiaries, as defined in the Plan document.
Full‑time employees or part‑time employees scheduled to work 20 or more hours a week are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
Part‑time employees scheduled to work fewer than 20 hours a week are eligible to participate in the Plan on January 1 or July 1 after the employee is credited with at least 1,000 hours of service during the first 12 months with the Company or at least 1,000 hours of service in any calendar year beginning after the employee’s date of hire.

(c)	Employee Contributions
An eligible employee may elect to have a portion of his or her eligible pay, which generally includes overtime, commissions, shift differential pay, and periodic incentive bonuses, reduced each pay period, in any 1% increment, by an amount up to 50% of his or her eligible compensation in a whole percentage up to the maximum permitted by law for before-tax and Roth after‑tax salary deferrals, plus an additional catch‑up contribution, if eligible (in whole percentages but not exceeding 49% of pay). The statutory limit for before-tax and Roth after-tax contributions was $18,000 for both 2016 and 2015. Employee before-tax contributions and employer contributions (described below in note 1(d)), as well as the earnings thereon, are taxed to the participant at the time of distribution. Distributions of amounts deferred as Roth after-tax contributions are tax-free and investment earnings on Roth after-tax contributions are tax‑free, if the participant is at least age 59½ (or permanently disabled (as defined under the Code) or deceased) and distributions under the Plan occur no earlier than during the fifth taxable year starting after the taxable year in which the first Roth after-tax contribution was made to the Plan.
Eligible full or part‑time employees will be subject to the Plan’s automatic enrollment provision and enrolled to contribute to the Plan 90 days after their eligibility date. If eligible employees do not want to be enrolled automatically in the Plan, they have a 90‑day grace period from their eligibility date to decline participation in the automatic enrollment. Effective January 1, 2016, the Plan was amended to change the initial automatic deferral percentage from 3% to 6%. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment alternative, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement, as further explained in the Plan document. For this purpose, a participant’s projected year of retirement is the year the participant will become 65 years of age. The BlackRock Fund Advisors (BFA) LifePath Funds are the current target retirement date funds offered by the Plan. Prior to January 1, 2016, participants whose first date of hire was on or after January 1, 2007, who were automatically enrolled in the Plan, were deemed to have filed a deferral election authorizing their before‑tax contributions to be increased by 1% annually up to a maximum of 10%, unless the participant directed otherwise. Effective January 1, 2016, the Plan was amended to change this 10% maximum to 15%. An automatically enrolled employee may change the rate of before‑tax deferrals at any time.
Catch‑up contributions are permitted in accordance with Section 414(v) of the Code. Participants who are over age 50 by the Plan year‑end can contribute up to 49% of their eligible pay up to $6,000 for both 2016 and 2015, increasing the participants’ statutory limitation on before‑tax contributions to $24,000 for both 2016 and 2015. There is no automatic enrollment for catch‑up contributions.
In addition, the Code limits contributions for highly compensated participants, defined by the Code to be participants with annual compensation greater than $120,000 for both 2016 and 2015.

(d)	Employer Contributions

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

During 2016 and 2015, employer contributions consisted of three major components: the Company matching contribution, fixed contribution, and transition contribution. A one‑time Company contribution is also provided to certain grandfathered participants on a limited basis when they become eligible.
The Company matching contribution was equal to 100% of the participant’s before-tax and/or Roth after‑tax contributions up to 6% of the participant’s eligible compensation in 2016 and 2015 (up to the annual compensation maximum set by the Code: $265,000 for both 2016 and 2015) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions, but may be reclassified as before-tax contributions if the participant has not reached 6% of before-tax contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
At December 31, 2016, the employer contribution receivable was $369.5 million; whereas, at December 31, 2015, the employer contribution receivable was $379.1 million. Company contributions relating to 2016 and 2015 were received and credited to participant accounts during the first quarter of 2017 and 2016, respectively.

(e)	Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, investment gains and losses are allocated.
Participants may elect to invest their deferral contributions, Company contributions, and account balance among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

(f)	Rollover and Transfer Contributions
The Plan permits participants to have their interests in other qualified plans rolled over to the Plan or to make rollover contributions into the Plan from a conduit individual retirement account (IRA), which holds amounts attributable solely to a rollover from another qualified plan. Such transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

Of the participant contributions reported in 2016 and 2015, $39.5 million and $44.2 million, respectively, related to rollover contributions into the Plan.

(g)	Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document. The Plan is intended to satisfy the requirements of Section 404(c) of ERISA.
In general, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation or rebalance, generally not more frequently than once every seven calendar days. An exception to this rule is that they may move a portion or all of their account balances into the BlackRock T-Fund at any time. However, once a participant moves his or her Plan assets into that fund, he or she cannot move Plan assets out of the fund for seven calendar days.
In addition, Plan participants may not move an investment in the BNY Mellon Stable Value Fund (see note 3) through a fund transfer, reallocation, or rebalance directly into any of the two investment options that are considered competitors of the BNY Mellon Stable Value Fund: the BlackRock T-Fund and the BFA LifePath Index Retirement Fund. The BFA LifePath Index Retirement Fund is not considered a money market fund or stable value fund. This restriction on transfers enables the BNY Mellon Stable Value Fund to secure higher‑yielding, fixed‑income investments intended to preserve principal and earned interest.
If a Plan participant moves a portion or all of his or her account balance from the BNY Mellon Stable Value Fund through a fund transfer, reallocation, or rebalance into any investment option other than the two competing investment options named above, the amount moved must remain invested in a noncompeting investment option for at least 90 days before it can be moved into one of the two competing investment options.
These restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission, upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used. Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
Effective March 13, 2015, the PIMCO Emerging Markets Bond Fund was eliminated as a component of the Emerging Market Bond Fund and the assets were transferred to Wellington Emerging Market Bond Fund.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

Effective June 26, 2015, SSgA Active Emerging Market Select was eliminated as a component of the Emerging Market Equity Fund and replaced with TT Emerging Market Equity.
Effective June 26, 2015, the SSgA DJ/UBS Roll Select Commodity Index was renamed the SSgA Bloomberg Roll Select Commodity Index.
Effective September 25, 2015, the PIMCO All Asset All Authority Fund was eliminated and all the assets were transferred to the BlackRock Life Path Fund that most closely matched the impacted participants’ projected retirement year.
Effective June 1, 2016, WAMCO High Yield was eliminated as a component of the High Yield Bond Fund and replaced by BlackRock High Yield and Prudential High Yield. Additionally, the weighting for the High Yield Bond Fund was changed to 40% T. Rowe Price, 40% BlackRock and 20% Prudential.
Effective November 30, 2016, the Large Cap U.S. Equity Fund was eliminated and all assets were transferred to the SSgA S&P 500 Index Fund.
Effective March 1, 2017, the Large Cap Non-U.S. Equity Fund was restructured, eliminating the DFA International Value IV and DFA Emerging Markets II components, and adding WCM Focused Growth International, Lazard International and the Schroder Multi Cap International Fund. Additionally, the weighting for the Large Cap Non-U.S. Fund was changed to 25% for each component strategy.
Effective May 22, 2017, the BlackRock T-Fund was eliminated and replaced by the BlackRock Cash Funds: Treasury.

(h)	Vesting
The rights of a participant to his or her own contributions and any earnings thereon are at all times fully vested and nonforfeitable.
Any Plan participant who performed an hour of service after June 26, 2007, was fully vested in his or her pre-2008 Company matching contributions.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:

•	Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;

•	If a participant reaches age 55, dies or becomes disabled while in service;

•	In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).

(i)	Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2016 and 2015, $2,486,133 and $649,667, respectively, of forfeitures was used to offset Plan expenses. As of December 31, 2016 and 2015, unallocated forfeitures were $924,446 and $913,020, respectively.

(j)	Loans Receivable from Participants

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

Subject to the Plan’s provisions and the requirements contained within ERISA and the Code, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2016 and 2015 bore interest rates from 4.25% to 10.50%.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Loan repayments by participants who are employed by the Company are generally made through after‑tax payroll deductions. Manual loan repayments by participants who are no longer employed by the Company and who are eligible to make manual loan repayments are submitted directly to Aon Hewitt. Loan terms range from 1 to 5 years for general‑purpose loans or up to 20 years for the purchase of a primary residence.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed. Plan participants who reside in Florida may be subject to a nominal tax imposed by Florida law, which is deducted from the participant’s Plan account at the time his or her loan request is processed as soon as administratively practicable.

(k)	Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund and the State Street Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.

(l)	Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.
If the value of a participant’s account exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until April 1 of the calendar year following the calendar year in which the participant attains age 70 ½, or may request a distribution at any time in the form of a lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

administratively practicable. If the participant has terminated employment, minimum distributions must commence no later than April 1 of the calendar year following the calendar year in which the participant attains age 70½. If the participant is still employed at age 70½, minimum distributions must commence when the participant retires or otherwise separates from service.
If the value of a participant’s account is at least $1,000 and does not exceed $5,000, the Plan will automatically roll the participant’s account over to an IRA, if the participant does not elect otherwise within 90 days of receiving a notice from the Plan. This provision does not apply to participants who are age 65 or older. If the Plan participant is age 65 or older and his or her account balance is $5,000 or less, the Plan will distribute his or her account as a lump‑sum distribution and withhold the applicable taxes. If the value of a participant’s account is less than $1,000, the Plan will distribute the participant’s account upon termination of employment, unless otherwise instructed.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Distributions from the Citigroup Common Stock Fund and the State Street Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant. Fractional shares and distributions from other funds are paid in cash.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting.

(b)	Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting (GAAP) principles requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.

(c)	Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which are stated at contract value.

Cash equivalents and short-term investments are valued at cost, which approximates fair value.

Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent bid quotation; securities traded in the over‑the‑counter market are valued at their last sale or bid price. This includes U.S. and non‑U.S. equities in separately managed accounts.
The shares of common stock held by the Citigroup Common Stock Fund and the State Street Common Stock Fund are valued at the last reported sale price on the New York Stock Exchange on the last business day of the year.
Mutual funds are valued at the net asset value (NAV) reported in the active market where the fund is traded on a daily basis.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

Collective trust funds are valued based on NAV. In 2016, these investments were re-evaluated and determined to have readily determinable fair values as compared to being valued at fair value using NAV as a practical expedient. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments which have a longer holding period). There were no unfunded commitments as of December 31, 2016.
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

(d)	Fair Value of Other Assets and Liabilities
The carrying value of other asset and liabilities approximates fair value because of the short term nature of these items.

(e)	Payment of Benefits
Benefits are recorded when paid.

(f)	Recently Issued Accounting Pronouncement
In June 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2015-10 Technical Corrections and Improvements (ASU 2015-10). ASU 2015-10 covers a wide ranges of topics in the accounting standard codification and addresses difference between original guidance and the codification, provides clarification on certain guidance including reference corrections, and makes minor improvements to accounting standards. In connection with ASU 2015-10 the disclosures for investments in collective trust funds were reclassified in the fair value hierarchy in note 4 of the financial statements. The reclassification did not have an impact on the net assets available for benefits or the changes in the net assets available for benefits.

(3)	Guaranteed Investment Contracts
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, including traditional GICs, synthetic GICs and separate account GICs issued by insurance companies and consists of insurance contracts, wrapper contracts, and short‑term investments.
Traditional GICs are investment contracts backed by the general assets of the issuer. The issuer agrees to provide the Fund with a guaranteed interest rate on the Fund’s investment for a specified period of time. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.
Synthetic GICs consist of two parts: underlying investments, generally fixed income related securities owned directly by the Plan and a “wrapper” contract purchased from an insurance company. The wrapper contract guarantees full payment of principal and interest. The wrapper contracts are obligated to provide an interest crediting rate of not less than zero. The wrapper contract amortizes the realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
Separate account GICs are investment contracts in a segregated account backed by the general assets of the issuer for the benefit of the investors. The total return of the segregated account assets supports the separate account GICs return. The credited rate on this product will reset periodically and it will have an interest rate of not less than zero.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:

•	The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.

•
The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.

•	All permitted participant‑initiated transactions occur at contract value, without limitations.

•	An event that limits the ability of the participant to transact at contract value is not probable.

•	The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value, as shown in the table below:

	2016	2015
Investments in fully benefit-responsive investment contracts, at contract value:
Traditional GICs	$—	$6,718,624
Separate account GICs	194,931,959	190,763,022
Synthetic GICs	1,048,989,289	959,642,601
Investments in fully benefit-responsive investment contracts, at contract value:	$1,243,921,248	$1,157,124,247
In addition, the Fund owns units of the State Street Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.

(4)	Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

•	Level 1 – Quoted prices for identical instruments in active markets.

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2016.

	December 31, 2016
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$418,956,859	$89,964,066	$508,920,925
Collective trust funds	—	8,064,318,775	8,064,318,775
U.S. equities	971,828,893	—	971,828,893
Non-U.S. equities	238,700,844	—	238,700,844
Mutual funds	714,619,556	—	714,619,556
Investments, at fair value	$2,344,106,152	$8,154,282,841	$10,498,388,993
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2015.

	December 31, 2015
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$394,729,790	$115,768,695	$510,498,485
Collective trust funds	—	7,144,626,673	7,144,626,673
U.S. equities	1,003,097,313	—	1,003,097,313
Non-U.S. equities	286,220,761	—	286,220,761
Mutual funds	704,962,927	—	704,962,927
Investments, at fair value	$2,389,010,791	$7,260,395,368	$9,649,406,159
Apart from the reclassification of collective trust funds to Level 2 which were previously reported as valued using NAV as a practical expedient to conform to ASU 2015-10 noted in Note 2 to the financial statements, there were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2016 and 2015, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2016 and 2015.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

(5)	Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts.
Any expenses not borne by the Plan are paid by the Company.

(6)	Risk and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund and State Street Common Stock Fund, which primarily invest in the securities of a single issuer.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
At both December 31, 2016 and 2015, approximately 6% of the Plan’s total investments were invested in Citigroup common stock. The underlying value of the Company stock is subject to operational and market risks.

(7)	Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $661.8 million and $617.9 million at December 31, 2016 and December 31, 2015, respectively.
The Plan held direct investments through other investment options in the Company’s common stock of $0 and $7.3 million, at December 31, 2016 and December 31, 2015, respectively. In 2016 and 2015, the Company paid $5.2 million and $1.9 million, respectively, to the participants for dividends on common stocks held directly.
Certain Plan investments are units of the State Street Common Stock Fund, which consist of common stock issued by State Street Corporation. The Plan’s investment in State Street Common Stock Fund was $3.6 million and $3.3 million at December 31, 2016 and December 31, 2015, respectively. The Plan also held direct investments in State Street Corporation’s common stock of $0 and $4.0 million at December 31, 2016 and 2015, respectively.
Certain Plan investments are shares of collective trust funds managed by State Street Corporation amounting to $6,124.6 million and $5,026.4 million at December 31, 2016 and December 31, 2015, respectively.
At December 31, 2016 and 2015, the Plan held $90.0 million and $115.8 million, respectively, of the State Street Bank & Trust Co Short‑Term Investment Fund, State Street Bank & Trust Co Government Short‑Term

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

Investment Fund and State Street (US Dollar) Fund. At December 31, 2016 and 2015, the Plan also held through synthetic GICs $130,458 in State Street corporate bonds and $535,040 in State Street Bank & Trust Short-Term Investment Fund, respectively.
These transactions qualify as exempt party-in-interest transactions.

(8)	Tax Status
The Internal Revenue Service (the IRS) has determined and informed the Plan by a letter dated April 8, 2016 that the Plan as amended and restated effective January 1, 2014 and related trust are established in accordance with applicable sections of the Code and, therefore, the Plan qualifies as tax‑exempt under Section 401(a) of the Code. Although the Plan has been amended since receiving the favorable determination letter, the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan’s management has concluded that as of December 31, 2016 and 2015, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions; however, there are currently no audits for any open tax periods in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2011.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor has the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.

(10)	Pending Litigation
Beginning in October 2011, Citi and related entities and individuals, including individuals alleged to have served as ERISA plan fiduciaries, were named as defendants in five putative class action lawsuits. These actions - Geroulo v. Citigroup Inc., et al., 11 Civ. 7672 (S.D.N.Y.); Ehrbar v. Citigroup Inc., et al., 11 Civ. 7943 (S.D.N.Y.), Muehlgay, et al. v. Citigroup Inc., et al., 11 Civ. 8982 (S.D.N.Y.), Winfield v. Citigroup Inc., et al., 11 Civ. 8990 (S.D.N.Y.), and Goldstein v. Citigroup Inc., et al., 11 Civ. 8999 (S.D.N.Y.) - asserted claims under the Employee Retirement Income Security Act (“ERISA”). Judge Koeltl consolidated the cases and appointed Muehlgay, Harris and Meisner as interim lead plaintiffs and Wolf Popper LLP and Harwood Feffer LLP as interim co-lead counsel. Plaintiffs alleged, in short, that it was imprudent for the defendants to have maintained Citigroup stock as a Citi Retirement Savings Plan (the “401(k) Plan”) investment option during a putative class period of January 16, 2008 through March 5, 2009. Plaintiffs’ most recent complaint, the third consolidated amended complaint (“TCAC”), was filed on July 30, 2014. Defendants moved to dismiss the TCAC. On May 13, 2015, the Court issued an opinion and order granting Defendants’ motion to dismiss in its entirety. Plaintiffs filed a motion for reconsideration on June 10, 2015, which was denied in its entirety on July 6, 2015. On August 4, 2015, plaintiffs appealed the decisions on both motions to the United States Court of Appeals for the Second Circuit.  On May 23, 2016, the Second Circuit issued a summary order dismissing plaintiffs’ appeal and affirming the District Court’s judgment.  On August 19, 2016, plaintiffs filed a petition for a writ of certiorari in the Supreme Court of the United States, and on December 5, 2016, that

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2016 and 2015

petition was denied. Plaintiffs have exhausted their right to appeal and the decision of the Second Circuit stands as the final decision.
In October 2007, a complaint was filed on behalf of a putative class of participants in the 401(k) Plan from 2001 through 2007, against the Company and the 401(k) Plan administration and investment committees. Plaintiffs alleged that defendants engaged in prohibited transactions and breached fiduciary duties under ERISA by including Citigroup affiliated mutual funds as investment option, and by purchasing services from a Citigroup affiliated entity. Following several motions to dismiss and motions to amend the pleadings, the operative complaint now asserts claims for breach of fiduciary duties of prudence and loyalty by including, and failing to remove, certain Citigroup affiliated mutual funds as investment options in the 401(k) Plan which allegedly charged higher management fees than comparable non-affiliated funds. Fact discovery has concluded and a fully briefed motion for class certification remains pending before the Court. Defendants’ opposition to certification challenged the constitutional and class standing of named plaintiffs to assert claims regarding funds in which they did not themselves invest. Expert discovery is scheduled to commence after a decision on class certification.

(11)	Subsequent Events
The Plan’s management evaluated subsequent events through the date on which the financial statements were issued, and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.

(12)	Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2016 and 2015:

	2016	2015
Net assets available for benefits per the financial statements	$12,336,664,206	$11,419,198,002
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	7,279,972	16,839,585
Net assets available for benefits per the Form 5500	$12,343,944,178	$11,436,037,587
Net increase (decrease) in net assets available for benefits per the financial statements	$917,466,204	$(170,275,537)
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(16,839,585)	(37,779,915)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	7,279,972	16,839,585
Net increase (decrease) in net assets per Form 5500	$907,906,591	$(191,215,867)

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value	value

	Cash equivalents and short-term investments:
	Australian Dollar			19,881	$14,397	$14,396
	Blackrock T-Funds			418,963,401	418,963,401	418,963,401
	Brazilian Real			939	286	288
	Canadian Dollar			455	339	339
	Danish Krone			19,733	2,827	2,799
	Euro Currency			4,037	4,204	4,258
	Hong Kong Dollar			40,699	5,246	5,250
	Indian Rupee			536,057	7,865	7,898
	Japanese Yen			1,827,908	15,661	15,672
	Kenyan Shilling			8,971	104	88
	Mexican Peso			233,320	11,325	11,325
	Mexican Peso(New)			68,243	3,339	3,313
	New Taiwan Dollar			3,062,979	95,469	95,038
	New Zealand Dollar			14,557	10,056	10,150
	Philippine Peso			237,589	4,778	4,779
	Polish Zloty			21,108	5,593	5,057
	Pound Sterling			69,275	85,676	85,600
	Romanian Leu			27,730	6,933	6,439
	South African Rand			58,135	4,130	4,251
	South Korean Won			471	—	—
*	State Street (US Dollar)			9,334,343	9,334,343	9,334,343
*	State Street Bank & Trust Co Short Term Investment Fund	0.71%		20,908,446	20,908,446	20,908,446

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value	value
*	State Street Bank & Trust Co Government Short Term Investment Fund	0.41%		59,721,103	59,721,103	59,721,103
	Turkish Lira			1,133	370	322
	Uae Dirham			7,340	1,998	1,998
	US Dollar Overdrawn			(285,940)	(285,940)	(285,940)
	Yuan Renminbi			1,179	177	170
	Yuan Renminbi Offshore			988	152	142
	Total cash equivalents and short- term investments				508,922,278	508,920,925
	Collective trust funds:
	BFA Lifepath Index 2020 Fund			10,629,392	156,123,007	190,158,768
	BFA Lifepath Index 2025 Fund			13,729,569	189,525,760	234,251,167
	BFA Lifepath Index 2030 Fund			13,979,790	207,250,408	257,370,721
	BFA Lifepath Index 2035 Fund			13,971,173	195,190,251	241,025,087
	BFA Lifepath Index 2040 Fund			12,522,808	189,597,645	233,847,161
	BFA Lifepath Index 2045 Fund			17,762,001	244,607,802	306,174,269
	BFA Lifepath Index 2050 Fund			11,560,685	143,082,509	163,228,784
	BFA Lifepath Index 2055 Fund			1,585,178	27,617,447	29,057,738
	BFA Lifepath Index Retirement			11,887,356	189,547,483	210,654,650
*	SSgA Bloomberg Roll Select Commodity Index			5,671,472	49,010,458	40,772,210
*	SSgA Emg Mkts Indx NL SF CL A			6,247,858	155,859,724	152,628,925
*	SSgA Intl Indx SL SF CL I			28,671,277	597,920,767	674,090,383
*	SSgA Russell All Cap (R) Indx SL SF CL I			17,984,904	387,329,706	752,991,970
*	SSgA Russell Small Cap (R) Indx SL SF CL I			10,200,724	259,583,028	529,927,611
*	SSgA S&P 500 (R) Indx SL SF CL I			4,681,173	1,660,011,070	2,474,753,366

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value	value
*	SSgA S&P Midcap (R) Indx SL SF CL I			10,228,209	426,806,439	695,630,751
*	SSgA U.S. Inflation Pro Bond Indx SL SF CL I			9,431,187	136,018,535	144,910,192
*	SSgA U.S. Diversified Bond BL SF CL A			62,370,456	632,967,634	658,943,867
	Wellington CIF II Citigroup Emerging Markets Debt Portfolio			5,658,588	72,837,515	73,901,155
	Total collective trust funds				5,920,887,188	8,064,318,775
	Mutual funds:
	Blackrock High Yield Portfolio Fund			8,929,303	65,738,229	68,219,874
	DFA Emerging Markets Portfolio			3,624,502	86,406,894	78,760,429
	DFA International Value Portfolio			15,172,229	194,090,229	192,839,033
	Dodge & Cox International Stock Fund			5,631,374	196,116,986	214,555,366
	Ishares India			47,966	1,179,491	1,311,384
	Ishares Msci India			99,126	2,726,248	2,657,571
	Legg Mason Bw Global Opportunities			5,273,482	58,306,272	52,998,492
	Prudential High Yield Fund			6,258,674	33,020,755	34,172,357
	T Rowe Price International Discovery Fund			7,708,460	71,147,053	68,219,873
	Vinacapital Vietnam Opportunity			261,447	670,818	885,177
	Total mutual funds				709,402,975	714,619,556
	Non-U.S. equities:
	58.Com Inc			16,468	772,646	461,096
	Aalberts Industries			18,484	501,656	600,859
	Abcam Plc			107,458	747,781	1,018,428
	Adecoagro Sa			84,276	960,485	874,790
	Advantech Co Ltd			19,626	134,126	154,980

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Afreecatv Co Ltd			25,164	763,253	513,565
Ahlsell Ab			5,877	30,393	33,642
Aia Group Ltd			320,157	1,861,128	1,806,604
Air Arabia Pjsc			1,838,820	697,625	665,858
Air Water Inc			36,928	563,058	668,043
Airports Of Thailand Pcl			35,983	374,960	399,915
Alibaba Group Holding			52,089	4,392,391	4,573,963
Alpha Bank			381,614	828,726	764,764
Alsea Sab			89,125	332,755	256,195
Altus Group Ltd			15,769	352,897	364,051
Amadeus It Group			18,490	710,870	841,904
Ambev Sa			48,370	297,602	237,499
Ambu A			17,440	324,073	701,347
Amorepacific Corp			807	261,093	214,911
Amplifon Spa			59,818	597,888	570,989
Arcelik A.S.			27,851	158,806	167,855
Ascential Plc			272,317	809,723	908,182
Ashmore Group Plc			277,184	1,485,914	961,751
Asian Paints Ltd			24,702	354,045	324,101
Aspen Insurance Holdings Ltd			58,764	2,713,744	3,231,986
Aspen Pharmacare Holdings			9,413	253,665	195,205
Assured Guaranty Ltd			22,179	562,626	837,695
Astra International Tbk			826,508	393,367	507,653

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Avanza bank Holding			18,850	650,879	765,654
Axiare Patrimonio Socimi Sa Reit			82,800	1,054,591	1,206,941
Axis Bank Ltd			8,673	319,037	284,466
Axis Capital Holdings Ltd			34,979	1,759,655	2,283,052
Ayala Land Inc			417,540	338,809	268,771
Baidu Inc			3,666	666,589	602,737
Bajaj Financial Ltd			19,361	234,749	240,650
Banca Generali Spa			24,297	671,389	580,722
Banco Macro Sa			14,280	939,458	918,885
Banco Santander Chile			20,498	481,307	448,296
Bangkok Airways			1,448,083	951,520	917,929
Bangkok Dusit Med Service			410,563	263,355	264,838
Bank Negara Indonesia Perser			2,959,161	1,122,700	1,213,536
Bank Of The Ryukyus Ltd			35,331	551,168	464,675
Bank Rakyat Indonesia Perser			886,390	692,707	768,128
Baron De Ley			3,199	302,271	403,176
BB Seguridade Participacoes			45,727	428,869	397,602
BDO Unibank Inc			134,223	315,113	302,668
BEC World Pcl			623,777	732,906	289,152
BEC World Public Co Ltd			37,626	32,064	17,442
Benesse Holdings Inc			20,959	543,117	578,623
Bharat Financial Inclusion			23,590	222,363	204,776
Bharat Petroleum Corp			28,143	214,623	262,877

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Bid Corp Ltd			22,663	395,263	406,280
Bidvest Group Ltd			18,158	148,457	240,666
Biomerieux			3,497	365,240	523,414
BM & Fbovespa Sa			80,438	466,350	407,788
Booker Group Plc			107,166	304,435	232,396
Bosch Ltd			575	211,982	179,648
BR Malls Participacoes			106,292	522,650	390,262
Brasil Brokers Participacoes			285,640	258,126	138,664
Brenntag Ag			11,881	597,882	661,646
Britannia Industries Ltd			3,230	154,452	137,225
Brunello Cucinelli			18,661	335,179	400,355
BT Investment management Ltd			82,839	457,954	637,623
Cairn Homes Plc			354,519	453,439	504,804
Capitec Bank Holdings Ltd			6,548	274,495	332,770
Cardtronics Plc			9,588	438,939	523,208
Centrais Elec Bras			37,393	289,075	294,658
Central Pattana Pub Co			332,417	489,080	526,792
Century Pacific Food Inc			1,171,384	311,480	381,252
Cerved Information Solutions			38,550	313,090	320,816
China Life Insurance Co Ltd			192,373	197,931	191,305
China Maple Leaf Educational			889,104	576,247	590,584
China Pacific Insurance			494,589	2,133,853	1,725,574
China Resources Land Ltd			231,247	611,585	520,168

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Cia Saneamento Do Parana			426,909	1,264,169	1,410,046
CIE Automotive Sa			23,413	432,983	457,227
Cielo Sa			42,302	427,929	362,494
CJ Cheiljedang Corp			1,559	560,755	461,436
Clsa Global Markets Pte. Ltd			427,768	358,797	354,713
Cnooc Ltd			1,059,549	1,184,967	1,325,606
Cochlear Ltd			8,811	540,649	781,850
Computer Modelling Group Ltd			22,057	224,741	149,836
Concentric			87,050	987,526	1,089,975
Cosan Ltd			110,757	490,552	831,787
Cosmax Inc			9,111	1,017,586	930,439
CP All Pcl			401,991	595,490	701,593
Credicorp Ltd			4,268	566,025	673,762
Credit Saison Co Ltd			19,661	354,967	350,125
Credito Real Sab De Cv Sofom			146,231	394,114	194,630
CSPC Pharmaceutical Group			688,379	717,322	735,156
Ctrip.Com International			13,389	660,925	535,575
CTS Eventim Ag & Co Kgaa			17,673	510,732	558,297
Cvc Brasil Operadora			107,051	765,845	779,524
Daiichikosho Co Ltd			11,178	305,764	442,772
Daio Paper Corp			64,174	648,582	680,614
DCC Plc			11,341	677,514	846,398
Descartes Systems			28,444	438,736	607,254

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
DFS Furniture Plc			127,781	507,681	358,417
Dirtt Environmental Solution			24,900	116,913	116,419
Disco Corp			3,892	334,271	472,550
Dksh Holding			11,314	809,650	778,670
Dmci Holdings Inc			2,225,551	573,071	593,629
Dometic Group			83,176	525,922	612,974
Dp World Ltd			41,236	858,524	722,037
Dufry Ag Reg			6,140	870,242	767,231
Duzonbizon Co Ltd			27,806	535,793	493,831
E.Sun Financial Holding Co			596,150	312,789	339,426
Ebiquity Plc			173,721	334,687	209,292
Ecorodovias Infra			404,233	794,650	1,023,407
Edenred			23,634	556,770	469,511
Edita Food Industries			55,611	450,105	244,688
Eicher Motors Ltd			797	241,735	255,834
Eiken Chemical Co Ltd			17,366	444,875	457,841
Electric Power Development			28,644	605,806	660,624
Emaar Malls PJSC			180,467	152,094	128,733
Emaar Properties PJSC			204,937	389,685	397,834
Engie Brasil Energia Sa			18,241	231,636	196,153
Ennoconn Corp			11,961	140,986	152,904
EO Technics Co Ltd			6,411	618,330	476,690
Essent Group Ltd			43,721	964,433	1,415,265

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Eurofins Scientific			2,195	583,745	937,517
Even Construtora E Incorpora			332,218	433,736	377,671
Everest Re Group Ltd			7,131	1,109,102	1,543,136
Exova Group Plc			248,165	670,478	582,626
Ferroglobe Plc			45,674	641,132	494,649
Finecobank Spa			105,493	570,784	593,063
First Gulf Bank			67,278	204,862	235,378
Firstrand Ltd			181,981	605,702	707,564
Fisher & Paykel Healthcare			176,444	746,128	1,048,253
Flybe Group Plc			426,066	735,274	231,646
Fomento Economico Mex			5,060	467,472	385,586
Fresh Del Monte Produce Inc			10,087	598,338	611,586
Fubon Financial Holding Co			255,169	410,587	403,786
Fufeng Group Ltd			1,477,103	733,252	729,678
Fujitec Co Ltd			86,031	864,226	1,009,790
Fujitsu General Ltd			41,918	563,284	889,138
Geely Automobile Holdings			279,091	258,771	266,738
Genus Plc			16,477	367,818	365,655
Georgia Healthcare Group Plc			142,163	398,835	627,340
Ginko International Co Ltd			102,666	1,037,464	1,062,365
Global Indemnity Ltd			8,568	233,134	327,388
Godrej Consumer products Ltd			7,680	150,781	171,320
Greencross Ltd			96,686	424,695	480,273

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Grifols Sa			35,225	701,375	673,550
Grupo Aeroport Del Pacific			28,407	229,478	234,965
Grupo Aeroportuario Sur			1,581	238,328	227,469
Grupo Bimbo			64,791	172,254	147,436
Grupo Fin Santander			116,221	208,853	168,170
Grupo Mexico			80,039	212,295	218,693
GS Retail Co Ltd			13,271	373,534	523,016
GT Capital Holdimgs Inc			5,597	175,009	142,980
Gudang Garam Tbk			50,137	246,246	237,798
Haier Electronics Group Co			383,248	635,297	603,062
Halfords Group Plc			221,909	935,226	1,002,208
Hana Financial Group			20,802	583,057	538,227
Hankook Tire Co Ltd			5,616	261,184	269,673
Hanon Systems			15,420	153,107	131,498
Hanssem Co Ltd			4,081	621,916	672,372
Havas Sa			41,947	364,562	353,947
Havells India Ltd			26,549	117,843	133,466
HDFC Bank Ltd			80,338	1,094,757	1,423,883
Hero Motocorp Ltd			7,938	360,847	354,673
Hikari Tsushin Inc			8,783	615,125	820,032
Hindustan Unilever Ltd			21,415	294,262	260,552
Hitachi Metals Ltd			49,104	514,013	666,869
Home product center Pcl			748,761	208,151	213,272

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Horiba Ltd			13,174	477,512	611,071
Horizon Pharma Plc			2,197	35,330	35,551
Hoshino Resorts Reit Inc			126	633,813	657,689
Housing Development Finance			47,709	858,089	886,690
Hsbc Holdings Plc			68,631	537,369	557,080
Huaneng Renewables Corp			564,230	209,647	183,391
Huhtamaki Oyj			13,664	396,004	508,467
Huntsworth Plc			334,751	261,671	157,181
Hyundai Motor Co			8,148	999,926	984,993
Hyundai Motor Co Ltd			5,364	438,374	424,979
Icon Plc			6,796	350,440	511,087
Iguatemi Emp De Shopping			54,793	473,591	448,987
Imcd Group			18,426	565,238	786,910
Inbody Co Ltd			21,956	679,974	490,830
Indofood Cbp Sukses Makmur			229,054	137,580	145,789
Indraprastha Gas Ltd			17,620	224,470	237,074
Indusind Bank Ltd			51,333	623,044	837,268
Infraestructura Energetica			39,272	171,815	172,136
Integrated Diagnostics Holding			111,181	518,907	375,236
Intermediate Capital Group			56,108	491,262	485,309
Interpark Corp			24,383	486,279	205,919
Intertrust			28,480	534,672	502,259
Intl Container Term Svcs Inc			34,876	63,533	50,477

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Investec Plc			129,870	1,052,481	860,142
Invincible Investment Corp			555	284,562	250,730
IP Group Plc			161,786	544,789	357,440
IQE Plc			2,015,204	533,116	946,233
Itau Unibanco Holding			164,594	1,386,613	1,703,115
Itc Ltd			87,998	328,915	312,215
Ituran Location and Control			86,891	1,898,532	2,302,602
Japan Securities Finance Co			125,155	773,758	683,529
Jollibee Foods Corp			38,953	184,932	152,012
JP Morgan Structured Products			306,402	947,775	1,050,959
Just Eat Plc			128,044	762,328	923,198
Kakaku.Com Inc			30,740	462,189	509,715
Kalbe Farma Tbk			1,654,112	179,431	186,007
Kendrion			16,495	464,882	465,389
Koito Manufacturing Co Ltd			15,470	453,395	820,999
Korean Electric Power Corp			18,738	946,308	683,397
Korean Reinsurance Co			41,132	441,571	388,234
Kroton Educational			91,203	431,959	373,532
KT & G Corp			2,824	272,578	236,135
Laboratorios Farmaceuticos			40,453	456,476	522,250
Largan Precision Co Ltd			3,987	329,874	468,857
Leeno Industrial Inc			10,234	379,631	367,313
LG Chem Ltd			5,725	1,088,323	1,171,428

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
LG Corp			34,296	1,700,015	1,501,023
LG Household & Health Care			532	373,171	377,672
Lig Nex 1 Co Ltd			9,288	622,496	619,032
Lindab International			48,532	383,459	390,248
Livanova Plc			11,126	724,549	507,473
Localiza Rent A Car			23,025	257,719	242,085
Lojas Renner S.A.			45,751	293,971	325,698
Lukoil Pjsc Spon			21,253	1,172,718	1,192,706
Luthai Textile Co Ltd			657,710	963,931	789,780
Luxoft Holding Inc			24,823	1,345,029	1,395,061
Macquarie Bank Ltd			226,363	335,352	517,986
Magicjack Vocal Tec Ltd			11,985	90,124	82,096
Magnit Pjsc Spon			7,559	312,465	333,746
Maiden Holdings Ltd			40,905	514,124	713,793
Mail.Ru Group			23,527	584,255	431,718
Maisons Du Monde			29,736	594,956	785,504
Majestic Wine Plc			111,130	638,656	432,551
Major Cineplex Group			328,955	244,009	300,841
Mando Corp			726	171,318	140,886
Marcopolo Sa			619,738	418,082	521,732
Maruti Suzuki India Ltd			9,371	601,689	733,935
Matahari Department Store			219,585	280,098	246,518
Max Financial Services Ltd			37,216	307,399	303,670

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Mayora Indah			5,761,202	570,735	703,446
MDC Partners Inc			9,188	58,285	60,184
Mebuki Financial Group Inc			148,908	603,019	552,811
Metawater Co Ltd			28,744	593,786	682,395
Metro Pacific Investments Co			1,141,980	181,305	152,991
Miner Va Sa			159,979	571,829	597,211
Minor International Pcl			182,206	193,899	181,899
Minth Group Ltd			231,546	456,286	721,234
Miraca Holdings Inc			7,984	340,379	359,393
Mitsui Fudosan Logistics Par Reit			174	477,846	495,808
Miura Co Ltd			24,552	336,775	373,851
Moncler Spa			27,166	391,585	473,635
Mori Hills Reit Investment			449	555,924	608,016
Motherson Sumi Sytems Ltd			46,591	222,213	223,243
Musashi Seimitsu Industry Co			33,834	673,726	881,848
Myob Group Ltd			159,940	449,529	423,875
Nabtesco Corp			23,554	565,916	549,087
Nakanishi Inc			7,585	257,300	293,949
Naspers Ltd			34,932	4,455,310	5,144,908
Naver Corp			1,119	720,961	718,247
Netease Inc			3,677	584,785	791,810
New Oriental Educatio SP			5,989	278,801	252,158
Nexity			4,616	210,996	216,461

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Nien Made Enterprise Co Ltd			11,961	122,491	123,400
Nifco Inc			13,274	486,642	702,194
Nihon Parkerizing Co Ltd			25,151	252,066	295,637
Nikkiso Co Ltd			59,284	604,566	564,704
Nippon Ceramic Co Ltd			27,047	383,882	463,788
Nippon Seiki Co Ltd			57,886	1,209,547	1,234,806
Nippon Soda Co Ltd			109,785	508,793	516,756
Nisshin Steel Co Ltd			60,681	723,026	749,701
Nof Corp			21,957	207,458	211,785
Norma Group			23,292	1,024,387	996,215
Nutribiotech Co Ltd			11,462	661,451	583,617
Obara Group Inc			26,149	959,744	1,168,044
Odontoprev Sa			104,196	362,032	403,375
Oil Search Ltd			38,299	188,912	198,842
Oriflame Holding			15,381	491,912	465,763
Orthofix International NV			16,368	517,576	592,202
Osstem Implant Co Ltd			12,127	643,434	609,474
OTP Bank Plc			18,144	473,031	520,464
Oxford Instruments Plc			70,736	973,548	639,806
Pacific Textiles Holdings			1,142,979	1,477,043	1,241,287
Paddy Power Betfair Plc			4,856	401,076	519,920
Paltac Corporation			34,931	703,778	827,203
Pampa Energia			38,833	890,464	1,351,760

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Partners Group Holding			1,807	503,613	848,731
Paysafe Group Plc			155,929	735,664	715,398
Pembangunan Perumahan Perser			1,924,335	561,279	544,199
Petrobras Petroleo Bras			331,221	1,734,272	1,513,275
Petroleo Brasileiro Spon			73,944	776,957	747,575
Petronet Lng Ltd			32,824	197,052	177,348
Pets At Home Group Plc			162,048	643,993	478,561
Pidilite Indusries Ltd			14,625	130,460	126,816
Ping An Insurance Group Co			120,109	607,026	601,074
Playtech Plc			112,528	1,283,630	1,148,516
President Chain Store Corp			38,873	294,473	278,623
Press Kogyo Co Ltd			198,411	815,180	877,781
Promotora Y Operadora De Inf			3,887	51,983	32,644
Prosegur Comp Seguridad			74,045	403,317	463,907
Public Bank Berhad			157,487	710,499	692,297
Pure Technologies Ltd			15,170	108,135	54,299
Qatar National Bank			5,553	220,537	248,413
Raia Drogasil Sa			21,829	371,555	410,394
Rathbone Brothers Plc			12,779	409,317	313,121
Reliance Worldwide Corp Ltd			152,897	344,968	354,281
Renishaw Plc			10,823	294,024	338,073
Richter Gedeon			6,442	129,004	136,614
Robinsons Retail Holdings Inc			370,154	571,469	552,858

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Ros Agro Plc			62,668	874,969	833,483
S & T Motiv Co Ltd			9,542	567,262	385,942
S.A.C.I Falabella			42,454	359,824	337,140
Sakata Seed Corp			3,593	95,100	101,811
Samsonite International			195,217	630,552	557,717
Samsung Biologics Co Ltd			1,835	239,087	229,416
Samsung Electronics			867	860,337	1,028,864
Samsung Electronics Co Ltd			3,313	3,803,352	4,943,202
Samsung Fire & Marine Ins			1,126	279,585	250,389
Sanwa Holdings Corp			104,695	758,190	1,000,854
Savills Plc			121,153	1,510,690	1,048,668
Sberbank Pao Sponsored			155,486	1,440,082	1,800,522
Scout24 Ag			23,993	817,120	855,995
Security Bank Corp			32,694	152,392	124,954
Seven Generations Energy			18,564	333,016	433,411
Sfs Group Ag			6,284	446,625	513,773
Shinhan Financial Group Ltd			10,490	417,367	393,000
Shop Apotheke Europe			10,002	326,302	284,850
Shopify Inc			11,477	347,923	493,830
Shree Cement Ltd			879	223,950	190,413
Sino Biopharmaceutical			1,376,301	997,352	969,232
Sinopharm Group Co			54,622	264,277	225,092
Sitc International holdings			1,010,019	524,147	614,884

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Skylark Co Ltd			49,703	574,195	657,956
SM Investments Corp			20,399	289,694	268,766
Smartone Telecommunications			316,380	503,783	425,205
Spie Sa			20,706	403,744	437,129
Spirax Sarco Engineering Plc			9,820	507,836	507,677
Stabilus Sa			11,754	380,064	632,767
Stanley Electric Co Ltd			16,767	381,595	459,304
Steinhoff International			84,430	506,310	440,085
Sumitomo Seika Chemicals Co			21,558	677,339	847,449
Sunny Optical Tech			56,815	278,346	248,785
Surya Citra Media			1,651,761	507,325	343,287
Taiwan Semiconductor Manufacture			571,140	2,638,925	3,216,415
Taiwan Semiconductor SP			57,429	1,225,271	1,651,082
Taiyo Holdings Co Ltd			19,162	652,860	746,716
Takeaway.Com Holding			22,256	596,896	551,660
Takkt Ag			22,727	391,100	515,633
Tal Education Group			10,230	413,185	717,701
Tarkett			12,991	420,743	467,093
Tata Motors Ltd			52,608	299,916	364,231
Tecan Group			7,420	880,498	1,160,141
Ted Baker Plc			18,699	579,136	650,198
Tele Columbus			89,398	812,621	744,908
Telecom Argentina			19,186	327,789	348,601
*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Telekomunikasi Indonesia			1,879,179	458,821	555,141
Temp Holdings Co Ltd			46,609	481,619	724,494
Tencent Holdings Ltd			107,345	1,913,462	2,626,469
TFS Corporation Ltd			502,948	628,797	604,546
Thai Beverage Pcl			466,481	270,872	274,457
Thule Group			41,296	475,511	647,765
Tofas Turk Otomobil Fabrika			28,955	188,326	202,821
Tokyo Tatemono Co Ltd			20,659	288,511	276,853
Tong Ren Tang Technologies			368,278	617,710	683,056
Trade Me Group Ltd			146,300	505,540	513,789
Tranmissora Alianca De Unit			74,654	486,623	475,717
Travelport Worldwide Ltd			48,323	674,036	681,351
Travelsky Technology Ltd			409,088	566,806	860,054
Trinseo SA			14,581	704,725	864,682
Tyman Plc			125,477	503,061	427,150
Ul Trapar Participacoes SA			17,578	377,960	369,680
Uni President Enterprises Co			163,468	296,430	270,848
Unilever Indonesia Tbk			89,209	281,551	256,918
United Tractors Tbk			40,568	59,287	63,987
Universal Robina Corp			38,095	135,757	125,291
Upl Ltd			23,264	184,993	221,725
Van Lanschot			26,467	528,826	557,626
Vat Group			7,512	401,562	627,162

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Victrex Plc			54,068	1,457,563	1,290,083
Vostok New ventures Ltd			55,304	341,685	453,527
Vt Holdings Co Ltd			105,992	398,016	524,349
Walmart De Mexico			214,302	513,657	385,923
Wandisco Plc			57,550	276,028	142,224
Weg Sa			57,911	304,069	275,794
Weichai Power Co Ltd			146,523	211,352	225,648
Weifu High Technology Group			226,188	747,075	538,256
Wirecard Ag			14,428	543,820	622,249
X5 Retail Group			42,983	1,008,977	1,394,798
Xaar Plc			73,180	530,415	361,702
Xinyi Solar Holdings Ltd			2,868,656	1,093,396	932,397
XXL Asa			69,284	704,286	788,811
Yandex Nv			18,603	377,220	374,486
Yellow Hat Ltd			28,145	585,998	609,058
Yes Bank Ltd			40,105	563,982	682,506
Yoox Net A Porter Group			40,313	1,023,915	1,145,491
Yougov Plc			184,530	326,035	570,036
YY Inc			19,262	870,447	759,317
Zee Entertainment Entreprise			29,703	181,237	198,255
Zhou Hei Ya international			1,147,250	943,428	1,006,211
Total Non-U.S. equities				225,828,414	238,700,844
U.S. equities:

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
AAR Corp			5,493	191,149	181,544
ABM Industries Inc			13,025	362,112	531,960
Acadia Realty Trust			80,010	2,768,363	2,614,743
Achillion Pharmaceuticals			94,580	633,174	390,615
ACI Worldwide Inc			131,445	2,651,768	2,385,728
Actuant Corp			37,442	908,755	971,632
Advanced Energy Industries			17,877	432,534	978,782
Adverum Biotechnologies Inc			59,924	764,939	173,779
Aegion Corp			17,851	426,459	423,077
Air Lease Corp			35,271	966,956	1,210,861
Alexander & Baldwin Inc			37,618	1,406,150	1,687,907
AMAG Pharmaceuticals Inc			23,770	598,631	827,190
AMBAC Financial Group Inc			15,480	227,353	348,308
American Assets Trust Inc			79,612	3,244,789	3,429,702
American Axle & Mfg Holdings			48,438	863,331	934,863
American Campus Communities			54,100	2,665,503	2,692,553
American Eagle Outfitters			32,770	490,308	497,127
American Homes 4 Rent			136,404	2,724,423	2,861,765
American Outdoor Brands Corp			10,287	240,189	216,849
Amkor Technology Inc			19,076	178,046	201,249
Angiodynamics Inc			5,992	97,533	101,092
Anixter International Inc			3,925	367,558	318,123
Anworth Mortgage Asset Corp			32,341	175,293	167,203

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Applied Genetic Technologies			24,405	347,573	228,187
Arcbest Corp			10,287	338,934	284,434
Ares Commercial Real Estate Reit			27,313	356,933	375,012
Argan Inc			12,584	722,872	887,803
Ascena Retail Group Inc			37,752	194,752	233,685
Aspen Technology Inc			4,295	198,712	234,826
Astec Industries Inc			1,298	83,902	87,587
At Home Group Inc			2,097	30,487	30,684
Atkore International Group			16,115	310,802	385,299
Atwood Oceanics Inc			35,555	337,351	466,835
Autobytel Inc			11,262	200,711	151,470
Avalonbay Communities Inc			48,294	8,158,345	8,555,324
Banc of California			21,176	349,123	367,405
Bankrate Inc			63,120	523,893	697,474
Barracuda Networks Inc			29,363	668,820	629,243
Barrett Business Svcs Inc			8,589	491,412	550,561
Bel Fuse Inc			5,078	86,153	156,896
Belden Inc			10,407	782,859	778,115
Big Lots Inc			5,593	276,602	280,819
Biospecifics technologies			4,295	200,862	239,206
Blackstone Mortgage Tru Cl A Reit			11,741	342,420	353,055
Blucora Inc			35,155	341,640	518,542
BMC Stock Holdings Inc			21,679	406,652	422,750

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Booz Allen Hamilton Holdings			11,690	266,334	421,664
Boston Properties Inc			67,222	8,530,449	8,455,161
Boyd gaming Corp			13,882	262,210	280,007
Bristow Group Inc			18,188	501,894	372,488
Brooks Automation Inc			28,129	316,019	480,167
Cabot Corp			8,698	434,431	439,595
Callaway Golf Company			18,776	220,222	205,787
Camden PropertyTrust			54,342	4,229,514	4,568,562
Capella Education Co			8,989	592,556	789,198
Carbonite Inc			10,187	169,103	167,068
Cardiovascular Systems Inc			12,284	268,224	297,405
CEB Inc			11,491	565,912	696,379
Celldex Therapeutics Inc			49,837	290,545	176,422
Central Garden and Pet Co			15,380	282,095	475,256
Chatham Lodging Trust			73,435	1,297,730	1,509,081
Chatham Lodging Trust Reit			14,766	330,180	303,446
Chemed Corp			4,562	417,734	731,824
Chemours Co			37,153	561,065	820,706
Children's Place Inc			1,598	106,394	161,315
Chimerix Inc			68,014	324,005	312,863
Choice Hotels Intl Inc			13,964	624,754	782,697
Ciena Corp			18,976	443,292	463,202
Cirrus Logic Inc			13,183	724,545	745,381

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value	value
*	Citigroup Inc			11,136,130	878,322,347	661,820,211
	Clovis Oncology Inc			2,996	135,061	133,091
	Clubcorp Holdings Inc			50,959	733,087	731,266
	Coherent Inc			3,800	249,799	522,087
	Colony Capital Inc			11,739	240,338	237,717
	Columbia Banking System Inc			10,953	226,119	489,384
	Commercial Metals Co			10,187	168,285	221,874
	Commvault Systems Inc			1,898	98,241	97,536
	Concert Pharmaceuticals Inc			29,762	538,681	306,253
	Convergys Corp			6,601	148,995	162,111
	Cooper Standard Holding			7,790	609,623	805,341
	Coresite Realty Corp			13,083	994,580	1,038,428
	Crane Co			7,514	407,062	541,943
	Cubesmart Reit			147,462	3,856,126	3,947,552
	Cubic Corp			5,040	233,289	241,649
	Curtiss Wright Corp			2,843	185,245	279,676
	Customers Bancorp Inc			4,095	148,322	146,676
	Cynosure Inc			8,989	448,778	409,879
	CYS Investments Inc			85,531	729,634	661,158
	Darling Ingredients Inc			14,681	212,403	189,536
	Dave & Buster Entertainment			6,592	373,466	371,109
	DDR Corp			131,710	2,165,311	2,011,210
	Dean Foods Co			3,096	60,889	67,432

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
DHI Group Inc			21,484	194,864	134,273
Digital Realty Trust Inc			12,072	1,097,592	1,186,225
Douglas Emmett Inc			56,576	2,024,298	2,068,427
Dril Quip Inc			4,439	252,350	266,584
DSP Group Inc			5,094	60,835	66,471
Dupont Fabros Technology Reit			118,652	4,845,413	5,212,378
Easterly Government Properti			75,646	1,420,034	1,514,423
Emcor Group Inc			1,498	80,192	106,005
Emergent Biosolutions Inc			2,597	96,862	85,276
Empire State Realty Trust			142,670	2,889,519	2,880,503
Enanta Pharmaceuticals Inc			6,292	162,256	210,782
Endurance International Group			20,274	154,965	188,551
Enersys			32,862	2,095,309	2,566,544
Enteromedics Inc			22,238	—	—
Envision Healthcare Corp			6,562	328,845	415,288
Equity Lifestyle Properties			27,137	2,017,075	1,956,560
Equity Residential			145,054	8,906,335	9,335,695
ERA Group Inc			2,697	43,921	45,761
Evertec Inc			10,587	169,631	187,911
Evolution Petroleum Corp			3,396	28,780	33,957
Extended Stay America Inc			163,040	2,187,998	2,633,097
Extraction Oil & Gas Inc			2,813	53,483	56,381
Extreme Networks Inc			77,102	333,973	387,824

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
FCB Financial Holdings			14,343	561,950	684,151
Federal Agric Mtg Corp			7,490	260,885	428,980
Federal Realty Invs Trust			28,960	4,264,298	4,115,446
Ferro Corp			9,348	131,533	133,959
Ferroglobe Rep & Wrnty Ins Tru Non Transferable Bene Int			45,423	—	—
Finish Line			60,298	1,359,376	1,134,195
First American Financial			21,390	575,519	783,510
First Citizens Bcshs			1,601	378,797	568,343
First Defiance Finl Corp			4,195	153,515	212,838
First Solar Inc			4,063	142,909	130,377
Firstcash Inc			7,330	284,725	344,496
Five Prime therapeutics Inc			1,698	87,523	85,079
Fonar Corp			27,052	428,645	518,039
Forest City Realty Trust			165,620	3,558,525	3,451,524
Forestar Group Inc			11,685	153,036	155,413
Forward Air Corp			24,864	1,092,994	1,178,076
Fossil Group Inc			61,052	4,350,284	1,578,817
Four Corners Property Trust Reit			6,659	127,485	136,633
Francescas Holdings Corp			38,152	773,974	687,872
FTD Cos Inc			10,489	330,652	250,050
FTI Consulting Inc			8,921	299,846	402,144
G & K Services Inc			4,244	252,461	409,296
General Cable Corp			4,394	88,893	83,714

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Gigamon Inc			5,193	173,029	236,560
Glaukos Corp			4,162	126,723	142,747
Global brass & Copper Holding			6,821	132,976	233,972
Goldfield Corp			19,475	89,024	99,324
Gramercy Property Trust			450,104	4,073,438	4,131,952
Granite Construction Inc			6,060	236,652	333,317
Graphic Packaging Holding Co			78,129	818,078	975,047
Green Plains Inc			2,497	61,451	69,537
Group 1 Automotive Inc			2,302	149,439	179,424
Gulfport Energy Corp			9,025	252,515	195,291
Hackett Group Inc			21,743	346,384	383,988
Hallador energy Co			24,269	218,584	220,607
Hanmi Financial Corporation			9,479	247,027	330,816
Hanover Insurance Group Inc			6,964	320,370	633,808
Hawaiian Holdings Inc			18,776	522,114	1,070,241
Heidrick & Struggles Intl			10,249	209,744	247,513
Herman Miller Inc			22,646	652,234	774,501
Hillenbrand Inc			7,778	243,102	298,291
HMS Holdings Corp			7,590	141,792	137,841
Hooker Furniture Corp			5,992	208,985	227,411
Horizon Global Corp			9,388	195,422	225,314
Host Hotels & Resorts Inc			278,164	4,294,852	5,240,610
Huntington Ingalls Industries			3,695	194,245	680,639

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
IDT Corp			12,014	172,160	222,735
INC research Holdings Inc			16,479	605,226	866,799
Independent Bank Corp			6,192	109,503	134,369
Infinity Pharmaceuticals Inc			55,385	334,257	74,769
Infinity Property + Casualty			3,003	201,761	263,980
Innophos Holdings Inc			2,397	114,209	125,265
Inphi Corp			7,890	351,404	352,051
Insight Enterprises Inc			12,571	342,419	508,373
Insperity Inc			7,490	465,214	531,450
Insteel Industries Inc			6,102	153,391	217,484
Integra Lifesciences Holding			7,525	325,315	645,608
Intra Cellular Therapies Inc			7,990	109,180	120,567
J2 Global Inc			4,095	330,528	334,955
Jones Lang Lasalle Inc			24,563	2,549,761	2,481,826
K12 Inc			9,688	143,321	166,241
Kadant Inc			1,997	101,102	122,245
Kapstone Paper and Packaging			10,986	209,895	242,242
Kar Aution Services Inc			11,378	353,400	484,911
KCG Holdings Inc			40,948	570,769	542,561
KMG Chemicals Inc			4,494	170,801	174,783
Knoll Inc			5,393	132,965	150,631
Koppers Holdings Inc			1,398	54,601	56,348
Korn/Ferry International			8,010	239,559	235,729

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
La Quinta Holdings Inc			137,546	1,521,184	1,954,533
LA Z boy Inc			17,678	491,456	548,888
Lannett Co Inc			6,692	213,496	147,548
Lantheus Holdings Inc			80,698	735,612	693,999
Lasalle Hotel Properties Reit			9,382	206,946	285,872
LCI Industries			15,897	1,092,703	1,712,882
Lemaitre Vascular Inc			1,198	28,105	30,369
Lifepoint Health Inc			8,282	463,039	470,445
Lifevantage Corp			16,229	140,453	132,270
Lindsay Corp			12,018	904,578	896,643
Lithia Motors Inc			5,165	450,263	500,170
Live Nation Entertainment Inc			5,249	111,194	139,632
Louisiana Pacific Corp			34,756	641,192	657,928
Lydall Inc			3,995	203,898	247,086
M/I Homes Inc			3,695	80,685	93,048
Macerich Co			35,021	2,649,907	2,480,865
Macrogenics Inc			8,838	214,229	180,644
Magellan Health Inc			8,789	621,154	661,360
Malibu Boats Inc			1,898	35,895	36,206
Marinemax Inc			18,876	374,283	365,251
Masimo Corp			6,991	358,176	471,202
Maximus Inc			8,260	364,085	460,798
Maxlinear Inc			20,875	364,078	455,086

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Mbia Inc			34,856	312,505	372,956
MCBC Holdings Inc			4,267	57,768	62,207
Medicines Company			8,389	306,322	284,734
Medifast Inc			16,591	502,420	690,680
Medpace Holdings Inc			8,190	287,357	295,399
Mercadolibre Inc			11,719	1,405,571	1,829,898
Method Electronics Inc			9,488	350,429	392,327
MFA Financial Inc Reit			72,367	571,566	552,161
Microstrategy Inc			1,398	244,077	276,009
Minerals Technologies Inc			8,016	427,758	619,222
Molina Healthcare Inc			14,082	744,461	764,096
Monarch Casino & Resort Inc			3,799	76,115	97,943
Moneygram International Inc			26,866	288,040	317,286
MSG Networks Inc			3,595	72,332	77,302
MTGE Investment Corp			7,448	142,516	116,926
Mueller Water Products Inc			11,585	147,336	154,200
Multi Packaging Solutions Inc			11,711	158,763	167,001
Nanostring Technologies inc			9,288	204,641	207,127
Nationstar Mortgage Holdings			20,034	600,831	361,806
Natus Medical Inc			10,886	379,311	378,839
Navient Corp			31,034	290,250	509,882
Navigant Consulting Inc			38,170	596,938	999,278
Navigators Group Inc			21,816	1,388,938	2,568,869

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Navigent Consulting Inc			19,861	360,134	519,955
NCI Building Systems Inc			33,094	377,059	517,921
Neff Corp			3,736	54,800	52,681
Nektar Therapeutics			12,984	194,686	159,308
Nelnet Inc			16,402	613,928	832,410
Netgear Inc			22,266	933,544	1,210,197
Northeast Bancorp			1,398	18,064	18,317
Nu Skin Enterprises Inc			7,011	453,844	334,990
Office Depot Inc			93,129	344,403	420,942
Olin Corp			12,742	211,186	326,318
Olympic Steel Inc			10,087	232,552	244,413
Omega Protein Corp			27,365	680,864	685,499
Omnova Solutions Inc			22,605	211,808	226,053
On Assignment Inc			4,143	143,130	182,943
Ophthotech Corp			17,977	89,611	86,830
Orasure Technologies Inc			14,082	99,464	123,641
Orion Group Holdings Inc			5,593	55,069	55,649
Outfront Media Inc			22,114	474,849	549,973
Owens & Minor Inc			12,652	444,644	446,487
Pacific Ethanol Inc			2,996	29,691	28,464
Parexel International Corp			9,176	516,613	603,070
Patrick Industries Inc			1,099	71,050	83,824
PCM Inc			8,989	189,365	202,243

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
PDL Biopharma Inc			34,956	285,616	74,106
Penn Real Estate Investment Reit			40,249	835,468	763,119
Pharmerica Corp			16,952	427,544	426,355
Piedmont Office Realty Trust			219,549	4,603,952	4,590,779
Pinnacle Entertainment Inc			11,485	162,021	166,539
Plexus Corp			4,295	181,218	232,077
Ply Gem Holdings Inc			29,962	426,739	486,882
PNM Resources Inc			4,622	128,736	158,539
Popular Inc			9,887	283,251	433,268
Power Integrations Inc			399	25,682	27,106
PRA Group Inc			5,484	137,355	214,426
Prologis Inc			193,456	9,841,122	10,212,558
Public Storage			36,168	7,747,196	8,083,558
Puma Biotechnology Inc			5,893	225,159	180,900
QTS Realty Trust Inc			7,025	344,922	348,795
Quad Graphics Inc			29,160	351,969	783,820
Qualys inc			4,994	174,475	158,049
Radian Group Inc			68,380	952,900	1,229,475
Recro Pharma Inc			6,292	49,505	50,714
Regional Management Corp			11,786	233,647	309,737
Retail Properties Of America			175,391	2,769,898	2,688,740
Retailmenot Inc			36,653	338,529	340,877
Retrophin Inc			13,882	262,091	262,793

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Rexford Industrial Realty Inc			172,547	3,773,608	4,001,371
RLJ Lodging Trust			71,059	1,477,240	1,740,235
Rogers Corp			4,694	335,462	360,549
RPX Corp			26,414	430,561	285,276
RSP Permian Inc			17,358	430,067	774,512
Rubicon Project Inc			72,108	822,021	535,045
Ruth Hospitality Group Inc			25,767	420,786	471,541
Safety Insurance Group Inc			2,483	135,113	182,986
Sally Beauty Holdings Inc			56,606	1,562,535	1,495,534
Sanderson Farms Inc			2,497	219,874	235,301
Sanmina Corp			7,391	100,585	270,866
Sarepta Therapeutics Inc			2,097	64,139	57,530
Scholastic Corp			6,710	253,889	318,681
Schweitzer Mauduit Intl Inc			11,171	468,995	508,607
Sciclone Pharmaceuticals Inc			43,060	435,472	465,051
Science Applications International			1,898	162,039	160,916
Select Comfort Corp			114,469	2,455,936	2,589,281
Select Medical Holdings Corp			23,295	321,093	308,664
Semtech Corp			16,080	396,808	507,311
Seneca Foods Corp			2,996	118,480	119,998
Simon Property Group Inc			88,867	17,484,917	15,789,032
Skechers USA Inc			20,549	425,270	505,092
SLM Corp			134,883	925,130	1,486,407

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value	value
	Sotheby			38,035	1,191,143	1,516,063
	Spartannash Co			3,296	94,564	130,317
	Spectrum Pharmaceuticals Inc			11,186	70,201	49,553
	Spok Holdings Inc			6,692	99,892	138,849
	Starwood Property Trust Inc			15,216	309,276	333,984
*	State Street Corp			46,241	875,446	3,593,851
	Steven Madden Ltd			14,577	480,144	521,145
	Stifel Financial Corp			15,927	566,893	795,542
	Stoneridge Inc			28,763	496,699	508,826
	Store Capital Corp			76,758	2,150,758	1,896,689
	Sucampo Pharmaceuticals			21,473	315,130	290,956
	Summit Hotel Properties Inc Reit			27,465	307,601	440,266
	Supreme Inds Inc			10,087	123,623	158,369
	Surmodics Inc			9,588	209,502	243,531
	Swift Transportation Co			6,492	163,988	158,139
	Sykes Enterprises Inc			21,694	392,206	626,102
	Synaptics Inc			7,091	391,411	379,936
	Synchronoss Technologies Inc			2,896	108,443	110,929
	Synnex Corp			3,241	185,976	392,212
	Tailored Brands Inc			26,454	980,898	675,910
	Tanger Factory Outlet Center			58,067	2,143,246	2,077,631
	Taubman Centers Inc			53,747	3,838,591	3,973,496
	Taylor Morrison Home Corp			5,793	115,307	111,566

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Teletech Holdings Inc			17,020	443,794	519,122
Tempur Sealy International			2,818	145,948	192,442
Tenneco Inc			3,196	162,493	199,650
Teradyne Inc			14,330	273,956	363,977
Tetra Tech Inc			13,631	344,128	588,164
Tetraphase Pharmaceuticals			9,588	47,046	38,639
Thermon Group Holdings Inc			35,958	734,705	686,445
Townsquare Media Inc			6,092	55,407	63,420
Trevena Inc			12,684	75,350	74,581
Trueblue Inc			9,088	205,646	224,031
Tupperware Brands Corp			12,870	835,418	677,201
Tutor Perini Corp			7,165	178,124	200,645
Two Harbors Investment Corp			66,280	669,826	577,960
Unisys Corp			26,566	386,451	397,166
Universal Corp			6,278	336,966	400,224
Universal Forest Products			2,996	265,836	306,151
Vanda Pharmaceuticals Inc			24,868	389,130	396,651
Vectrus Inc			16,080	435,448	383,498
Ventas Inc			111,862	7,462,343	6,993,640
Veracyte Inc			13,183	96,751	102,038
Viad Corp			4,994	207,685	220,220
Virtus Investment Partners			18,383	2,345,521	2,170,073
Vishay Intertechnology Inc			17,777	237,651	287,994

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Vornado Realty Trust			16,550	1,576,391	1,727,328
Wabash National Corp			32,159	432,523	508,758
Walker & Dunlop Inc			23,617	397,815	736,851
Washington Federal Inc			19,371	426,554	665,408
Washington Reit			56,593	1,704,021	1,850,032
Web.Com Group Inc			45,243	1,001,529	956,880
Wellcare Health Plans Inc			5,593	492,599	766,674
Welltower Inc			123,616	8,582,692	8,273,651
Wesco International Inc			15,674	988,336	1,043,111
West Corp			2,896	66,518	71,713
Western refining Inc			12,010	490,678	454,569
Wildhorse Resource development			19,138	298,357	279,410
Willdan Group Inc			14,282	320,291	322,627
Winnebago Industries			9,388	201,782	297,133
Woodward Inc			8,934	413,695	616,869
World Acceptance Corp			4,894	227,713	314,573
World Fuel Services Corp			28,932	1,280,696	1,328,280
Worthington Industries			799	44,721	37,904
Xenia Hotels & Resorts Inc Reit			6,292	122,958	122,191
Xo Group Inc			12,484	205,018	242,817
YRC Worldwide Inc			22,671	308,477	301,074
Yum China Holdings Inc			36,286	934,286	947,785
Zix Corp			93,981	455,452	464,264

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Total U.S. equities				1,168,885,182	971,828,893
Guaranteed invesment contracts (GICs):
Separate Account GICs:
New York Life GA 29038	2.52%		137,541,278	137,541,278	138,540,577
Voya Retirement Ins & Annuity Co 60385	1.42%		57,390,681	57,390,681	56,893,684
Total separate account GICs				194,931,959	195,434,261
Synthetic GICs:
Voya Retirement Ins & Annuity Co 60266 (Blackrock)
1-3 Year Government Bond Index Fund			185,071	20,994,562	21,289,649
Mortgage-Backed Securities Index Fund			1,089,279	38,637,366	54,439,585
Commercial Mortgage-Backed Securities Index Fund			211,026	3,618,082	5,890,562
Intermediate Government Bond Index Fund			737,140	30,109,785	30,728,967
Intermediate Term Credit Bond Index Fund			1,280,060	53,242,523	67,573,396
Asset-Backed Securities Index Fund			1,255,898	31,233,297	42,538,345
1-3 Year Credit Bond Index Non-Lendable Fund			1,203,365	12,363,567	14,204,517
Wrapper				—	461,224
Fair value of contract				190,199,182	237,126,245
Prudential GA-62194
Treasury Bond	8.13%	8/15/2021	104,837	134,425	136,733
Treasury Bond	8.00%	11/15/2021	1,312,956	1,814,653	1,695,247
Treasury Note	1.25%	11/30/2018	6,300,194	6,265,512	6,316,221
Treasury Note	2.00%	11/30/2020	5,766,025	5,802,319	5,835,853
Treasury Note	1.63%	4/30/2019	7,508,313	7,652,891	7,587,865

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Treasury Note	2.38%	8/15/2024	3,509,537	3,656,449	3,557,333
Treasury Note	2.13%	9/30/2021	7,852,777	8,122,254	7,965,042
Treasury Note	1.50%	10/31/2019	6,444,968	6,503,631	6,477,135
Treasury Note	2.13%	12/31/2021	1,457,731	1,517,294	1,470,287
Treasury Note	2.00%	2/15/2025	7,383,507	7,627,480	7,242,005
Treasury Note	1.75%	2/28/2022	713,889	716,608	709,601
Treasury Note	1.75%	3/31/2022	2,431,216	2,405,008	2,409,702
Treasury Note	1.00%	8/15/2018	6,934,207	6,921,031	6,951,190
Treasury Note	1.00%	9/15/2018	4,542,929	4,554,948	4,546,901
Treasury Note	2.25%	11/15/2025	1,792,210	1,770,232	1,774,484
Treasury Note	2.00%	11/30/2022	1,991,900	2,033,949	1,981,941
Treasury Note	2.13%	12/31/2022	129,798	137,312	129,735
Treasury Note	2.63%	11/15/2020	6,295,201	6,545,803	6,528,137
Treasury Note	1.38%	4/30/2021	2,860,547	2,870,446	2,812,868
Treasury Note	1.63%	4/30/2023	1,078,322	1,042,192	1,046,026
Treasury Note	0.75%	10/31/2018	1,927,001	1,914,054	1,915,625
Treasury Note	2.00%	11/15/2026	1,652,428	1,587,940	1,594,287
Treasury Note	2.13%	11/30/2023	99,845	99,800	99,368
Treasury Note	1.75%	11/30/2021	954,514	949,763	948,861
Treasury Note	1.38%	12/15/2019	7,083,974	7,060,441	7,071,642
Treasury Note	2.00%	12/31/2021	1,098,290	1,101,894	1,102,505
Treasury Note	1.25%	12/31/2018	788,772	789,635	789,655
Treasury Note	0.88%	1/31/2018	3,963,830	3,966,424	3,975,403

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Treasury Note	0.63%	4/30/2018	763,811	759,109	760,899
Treasury Note	1.00%	5/31/2018	6,549,805	6,573,651	6,553,002
Treasury Note	2.13%	6/30/2022	1,312,956	1,316,675	1,317,650
Fnma	1.50%	6/22/2020	329,487	328,337	328,075
Fnma	1.13%	10/19/2018	69,891	69,778	69,963
Fnma	0.88%	5/21/2018	269,580	266,787	269,088
Fnma	1.63%	11/27/2018	149,767	149,193	151,126
Fhlmc	0.75%	1/12/2018	1,922,008	1,911,014	1,924,858
Aid To Jordan	2.58%	6/30/2022	199,689	211,710	203,145
Aid To Israel	5.50%	9/18/2023	24,961	31,342	29,936
Aid To Israel	5.50%	12/4/2023	49,922	60,795	59,595
Aid To Israel	5.50%	4/26/2024	124,806	152,552	150,850
Fgold 30Yr Giant	5.50%	1/1/2035	79,441	86,433	88,187
Fgold 30Yr Giant	4.50%	6/1/2039	133,053	142,450	144,008
Fgold 30Yr Giant	4.00%	11/1/2039	330,332	334,874	349,750
Fgold 30Yr Giant	4.50%	12/1/2039	219,692	231,003	237,781
Fgold 30Yr Giant	5.50%	1/1/2040	117,152	127,128	131,105
Fgold 30Yr Giant	4.00%	12/1/2040	291,519	307,028	308,742
Fgold 30Yr Giant	4.00%	12/1/2040	303,305	302,488	321,498
Fgold 30Yr Giant	4.00%	2/1/2041	526,647	525,228	558,236
Fgold 30Yr Giant	4.50%	4/1/2041	732,023	757,415	794,307
Fgold 30Yr Giant	3.00%	6/1/2042	344,825	353,796	344,410
Fgold 30Yr Giant	3.50%	9/1/2042	618,493	667,006	637,240

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Fgold 30Yr Giant	5.50%	6/1/2038	485,774	513,555	543,634
Fgold 30Yr Giant	4.50%	10/1/2039	504,577	522,887	546,123
Fgold 30Yr Giant	4.50%	11/1/2039	100,654	106,378	108,941
Fgold 30Yr Giant	3.50%	5/1/2045	1,295,466	1,323,501	1,332,704
Fgold 30Yr Giant	3.50%	4/1/2046	498,047	510,674	512,091
Fgold 30Yr Giant	4.00%	11/1/2045	908,113	970,687	958,326
Fgold 30Yr Giant	3.50%	12/1/2045	2,128,823	2,194,810	2,190,015
Fgold 30Yr Giant	4.00%	1/1/2046	991,685	1,042,509	1,046,824
Fgold 15Yr	4.00%	6/1/2026	308,308	322,182	319,332
Fgold 15Yr	4.00%	7/1/2026	188,638	198,954	195,383
Fgold 15Yr	3.50%	8/1/2026	311,385	330,798	327,485
Fgold 30Yr	3.00%	12/1/2042	571,719	556,488	571,031
Fgold 30Yr	3.00%	10/1/2042	361,553	351,949	361,118
Fgold 30Yr	3.00%	1/1/2043	1,104,741	1,074,516	1,103,412
Fgold 30Yr	4.00%	11/1/2040	285,657	301,391	302,534
Fgold 30Yr	4.00%	12/1/2040	636,928	671,860	674,559
Fgold 15Yr	2.50%	11/1/2027	287,917	300,873	289,355
Fgold 15Yr	2.50%	8/1/2028	304,894	303,655	307,361
Fgold 15Yr	3.00%	8/1/2029	377,129	391,684	389,223
Fgold 15Yr	2.50%	4/1/2031	464,516	478,959	466,756
Fgold 30Yr	5.00%	8/1/2041	1,071,433	1,160,496	1,168,481
Fgold 30Yr	5.00%	7/1/2041	226,646	245,380	247,175
Fhlmc Gold 30Yr	2.50%	1/1/2043	291,847	285,144	279,726
*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Fhlmc Gold 30Yr	3.00%	2/1/2043	682,942	705,671	681,833
Fhlmc Gold 30Yr	3.50%	9/1/2043	977,932	979,613	1,006,569
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	690,331	715,356	712,469
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	996,873	1,033,204	1,028,841
Fnma 30Yr	5.50%	5/1/2037	130,676	142,110	146,381
Fnma 30Yr	5.50%	6/1/2033	159,729	172,432	178,945
Fnma 30Yr	5.50%	10/1/2033	202,878	219,013	227,284
Fnma 30Yr	4.00%	12/1/2040	477,919	473,438	507,258
Fnma 30Yr	4.00%	1/1/2041	643,802	672,471	683,325
Fnma 30Yr	4.50%	2/1/2041	1,151,690	1,177,423	1,249,692
Fnma 30Yr	4.00%	2/1/2041	233,347	231,159	247,390
Fnma 15Yr	3.50%	9/1/2026	195,685	208,099	205,257
Fnma 30Yr	4.00%	1/1/2042	765,879	813,567	811,972
Fnma 30Yr	3.00%	10/1/2043	36,970	35,982	36,959
Fnma 30Yr	5.00%	12/1/2034	367,959	394,981	403,709
Fnma 15Yr	3.00%	5/1/2027	718,105	753,785	740,273
Fnma 30Yr	4.50%	5/1/2039	125,139	134,236	136,083
Fnma 30Yr	3.50%	8/1/2042	694,830	749,330	716,381
Fnma 30Yr	3.50%	5/1/2042	1,825,782	1,913,505	1,882,410
Fnma 15Yr	2.50%	4/1/2028	130,846	130,186	131,966
Fnma 30Yr	3.00%	12/1/2042	376,653	379,654	376,361
Fnma 30Yr	3.00%	1/1/2043	710,799	733,678	710,248
Fnma 30Yr	3.00%	2/1/2043	769,081	731,588	768,861

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Fnma 30Yr	3.00%	7/1/2043	506,866	480,414	506,721
Fnma 30Yr	3.50%	3/1/2043	692,012	740,885	714,009
Fnma 30Yr	3.00%	10/1/2043	231,757	219,662	231,691
Fnma 15Yr	3.00%	8/1/2028	487,559	506,528	502,598
Fnma 30Yr	4.00%	9/1/2044	612,705	655,666	647,292
Fnma 30Yr	4.00%	7/1/2045	517,685	544,722	547,061
Fnma 30Yr	4.00%	12/1/2045	977,288	1,046,958	1,032,745
Fnma 30Yr	3.50%	4/1/2046	1,004,809	1,030,911	1,034,315
Fnma 15Yr	2.00%	8/1/2031	392,654	398,513	383,408
Fnma 30Yr	2.50%	9/1/2046	495,342	497,413	472,777
Fnma 20Yr	3.00%	11/1/2036	990,935	1,036,766	1,007,896
Fnma 15Yr	2.50%	7/1/2028	319,319	319,020	322,053
Fnma 30Yr	3.00%	9/1/2043	163,096	158,738	163,049
Fnma 30Yr	3.00%	8/1/2043	390,560	371,444	390,449
Fnma 15Yr	2.50%	8/1/2028	325,713	324,033	328,501
Fnma 30Yr	3.00%	9/1/2043	121,168	115,261	121,133
Fnma 15Yr	2.50%	8/1/2028	27,074	26,938	27,306
Fnma 15Yr	3.00%	11/1/2028	251,423	260,773	259,179
Fnma 30Yr	4.00%	10/1/2043	250,266	262,623	264,926
Fnma 15Yr	2.50%	2/1/2029	304,387	301,914	306,026
Fnma 15Yr	3.50%	7/1/2027	678,537	720,389	711,727
Fnma 30Yr	5.50%	4/1/2034	165,813	180,224	185,761
Fnma 30Yr	5.00%	4/1/2034	796,592	843,143	875,926

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Fnma 30Yr	5.50%	9/1/2034	163,079	174,928	182,730
Fnma 30Yr	5.00%	7/1/2035	236,996	253,105	260,022
Fnma 30Yr	5.50%	2/1/2035	286,022	308,680	320,431
Fnma 30Yr	6.50%	12/1/2037	118,033	132,511	134,183
Fnma 30Yr	6.00%	5/1/2038	510,276	555,441	582,543
Fnma 30Yr	4.00%	9/1/2040	267,082	281,939	283,479
Fnma 30Yr	5.50%	3/1/2038	169,897	184,285	190,042
Fnma 30Yr	4.00%	3/1/2039	92,182	93,194	97,935
Fnma 30Yr	4.50%	2/1/2041	917,823	943,923	995,924
Fnma 30Yr	4.50%	3/1/2041	380,043	389,781	412,383
Fnma 30Yr	3.50%	5/1/2042	724,518	724,631	746,990
Fnma 30Yr	3.50%	9/1/2042	260,603	277,542	268,686
Fnma 30Yr	3.50%	6/1/2042	1,639,046	1,645,448	1,689,882
Fnma 15Yr	2.50%	9/1/2027	1,204,240	1,203,864	1,220,756
Fnma 30Yr	3.00%	10/1/2042	363,638	373,865	363,357
Fnma 30Yr	3.50%	11/1/2042	952,431	1,019,994	981,972
Fnma 30Yr	3.00%	12/1/2042	1,007,684	1,012,644	1,006,904
Fnma 30Yr	3.00%	1/1/2043	169,722	176,590	169,590
Fnma 30Yr	3.00%	1/1/2043	534,058	555,671	533,645
Fnma 30Yr	3.00%	1/1/2043	722,119	694,250	721,560
Fnma 30Yr	3.00%	3/1/2043	761,822	788,962	761,604
Fnma 30Yr	4.50%	9/1/2039	172,760	178,996	187,885
Fnma 20Yr	4.50%	6/1/2031	280,392	293,448	303,028

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Fnma 15Yr	3.50%	3/1/2026	69,484	69,853	72,883
Fnma 15Yr	3.50%	2/1/2026	161,684	162,543	169,593
Fnma 30Yr	4.00%	7/1/2040	131,296	131,911	139,489
Fnma 30Yr	3.50%	6/1/2039	197,504	182,969	204,140
Fnma 15Yr	3.50%	10/1/2025	73,342	73,732	76,970
Fnma 30Yr	4.00%	10/1/2040	97,375	95,009	103,352
Gnma 30Yr	3.00%	11/15/2042	688,636	663,673	699,996
Gnma2 30Yr	4.00%	4/20/2042	175,435	191,443	187,820
Gnma2 30Yr	3.00%	8/20/2042	298,364	293,469	304,305
Gnma2 30Yr	3.50%	8/20/2042	981,216	1,064,848	1,027,101
Gnma2 30Yr	3.00%	9/20/2042	600,523	590,436	612,481
Gnma2 30Yr	3.50%	9/20/2042	757,988	825,558	793,433
Gnma2 30Yr	3.50%	10/20/2042	752,008	813,499	787,174
Gnma2 30Yr	3.00%	12/20/2042	305,409	298,537	311,490
Gnma2 30Yr	3.00%	1/20/2043	430,883	446,098	439,462
Gnma2 30Yr	3.50%	5/20/2043	929,147	981,435	972,456
Gnma2 30Yr	4.00%	10/20/2044	472,440	509,128	504,580
Gnma2 30Yr	3.50%	4/20/2045	1,441,688	1,519,611	1,504,556
Gnma 30Yr	3.50%	5/15/2043	331,437	359,609	348,278
Gnma 30Yr	3.00%	3/15/2043	392,345	385,050	399,094
Gnma2 15Yr	3.00%	3/20/2027	188,700	199,808	196,217
Gnma2 30Yr	5.00%	8/20/2039	115,764	127,584	127,356
Gnma2 30Yr	4.50%	5/20/2040	486,444	533,872	528,943

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Gnma2 30Yr	4.50%	7/20/2040	293,540	322,527	319,186
Gnma2 30Yr	4.00%	9/20/2040	346,549	377,306	372,163
Gnma2 30Yr	4.00%	10/20/2040	526,560	572,091	565,479
Gnma2 30Yr	4.50%	10/20/2040	305,360	335,064	332,038
Gnma2 30Yr	4.50%	12/20/2040	433,735	475,889	471,629
Gnma2 30Yr	4.00%	2/20/2041	115,586	121,823	123,609
Gnma2 30Yr	4.00%	1/20/2041	209,793	213,038	224,356
Gnma2 30Yr	4.00%	3/20/2041	317,961	336,144	340,032
Gnma2 30Yr	5.00%	4/20/2041	389,762	424,132	427,295
Gnma2 30Yr	4.50%	8/20/2041	384,087	405,362	415,820
Gnma2 30Yr	4.50%	7/20/2041	130,761	139,184	141,564
Gnma 30Yr	4.50%	11/15/2039	243,752	267,899	266,350
Gnma 30Yr	4.50%	4/15/2040	472,480	516,405	514,569
Gnma 30Yr	5.00%	5/15/2035	116,029	128,738	128,236
Gnma 30Yr Platinum	5.00%	7/15/2039	211,746	234,410	234,448
Gnma 30Yr	5.50%	4/15/2038	110,354	120,579	124,153
Gnma 30Yr	5.50%	6/15/2038	149,958	163,853	168,708
Fnma 30Yr Tba(Reg A)	3.00%	1/18/2017	(499,223)	(501,817)	(496,793)
Fnma 30Yr Tba(Reg A)	3.50%	1/18/2017	1,497,669	1,533,550	1,537,211
Fnma 30Yr Tba(Reg A)	4.00%	1/18/2017	3,494,561	3,674,047	3,679,594
Gnma2 30Yr Tba(Reg C)	3.00%	1/24/2017	2,995,338	3,006,570	3,038,311
Gnma2 30Yr Tba(Reg C)	3.50%	1/24/2017	1,996,892	2,064,667	2,080,494
Fgold 15Yr Tba(Reg B)	2.50%	1/23/2017	998,446	998,407	1,001,689

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Chait_12-A7	2.16%	9/15/2024	299,534	290,637	292,063
Chait_14-A2	2.77%	3/15/2023	399,378	404,121	408,231
Bacm_06-3	5.89%	7/10/2044	13,062	14,536	13,109
Comm_15-Pc1	3.62%	7/10/2050	499,223	504,202	513,623
Comm_15-Cr25	3.51%	8/10/2048	698,912	705,882	719,321
Comm_16-Dc2	3.50%	2/10/2049	499,223	504,213	510,162
Csail_15-C3	3.45%	8/15/2048	499,223	504,213	512,720
Csail_16-C7	3.21%	11/15/2049	499,223	504,213	493,743
Fna_14-M9	3.10%	7/25/2024	459,285	463,845	466,975
Fhms_K038	3.39%	3/25/2024	998,446	1,039,242	1,048,845
Fhms_K040	3.24%	9/25/2024	963,500	998,401	999,712
Jpmcc_13-C10	2.88%	12/15/2047	399,378	403,369	404,776
Jpmbb_14-C23	3.37%	9/15/2047	998,446	1,008,425	1,027,646
Jpmbb_15-C30	3.55%	7/15/2048	798,757	806,743	818,649
Msbam_15-C23	3.45%	7/15/2050	998,446	1,008,365	1,023,439
Msbam_15-C26	3.21%	11/15/2048	209,674	211,754	211,470
Msbam_15-C25	3.37%	10/15/2048	698,912	705,896	704,999
Chubb Ina Hldgs Inc	2.70%	3/13/2023	254,604	253,957	253,994
Chubb Ina Hldgs Inc	3.35%	5/15/2024	174,728	182,163	178,760
Chubb Ina Hldgs Inc	2.30%	11/3/2020	199,689	204,198	200,383
Aetna Inc	2.75%	11/15/2022	174,728	179,598	172,266
American Intl Grp Inc	4.88%	6/1/2022	359,441	395,883	394,248
Arch Cap Fin Llc	4.01%	12/15/2026	24,961	24,961	25,384

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Axis Specialty Fin Llc	5.88%	6/1/2020	194,697	196,184	214,366
Bnp Paribas Sa	2.38%	5/21/2020	214,666	214,103	214,171
Bank Of Amer Corp	3.30%	1/11/2023	1,208,120	1,206,617	1,230,981
Bank Of Amer Corp	4.13%	1/22/2024	524,184	523,801	554,309
Bank Of Amer Corp	4.00%	4/1/2024	114,821	121,659	119,568
Barclays Plc	2.75%	11/8/2019	199,689	198,986	199,970
Barclays Plc	4.38%	1/12/2026	199,689	200,935	206,351
Berkshire Hathaway Inc	2.75%	3/15/2023	589,083	587,481	591,642
Boston Properties Lp	3.85%	2/1/2023	179,720	194,144	187,287
Cigna Corp	5.38%	3/15/2017	299,534	328,016	306,558
Cigna Corp	4.38%	12/15/2020	109,829	119,196	116,968
Cigna Corp	4.00%	2/15/2022	109,829	115,471	116,401
Capital One Bk Usa Na	3.38%	2/15/2023	599,068	604,434	601,082
Capital One Na	2.95%	7/23/2021	129,798	129,432	131,960
Commonwealth Bk Of Au	2.30%	3/12/2020	209,674	209,338	210,072
Coventry Hlth Care Inc	5.95%	3/15/2017	74,883	87,104	76,934
Coventry Hlth Care Inc	5.45%	6/15/2021	269,580	283,387	300,025
Credit Suisse Grp Fdg Guernsey Ltd	3.75%	3/26/2025	249,611	249,042	248,288
Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	249,611	261,685	261,543
Credit Suisse Ny	4.38%	8/5/2020	389,394	376,314	417,666
Deutsche Bk Ag	1.88%	2/13/2018	259,596	259,287	259,972
Discover Finl Svcs	3.85%	11/21/2022	399,378	398,174	407,171
Goldman Sachs Grp Inc	5.38%	3/15/2020	9,984	9,813	10,991

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Goldman Sachs Grp Inc	3.85%	7/8/2024	29,953	29,914	31,130
Goldman Sachs Grp Inc	6.15%	4/1/2018	624,029	678,595	666,020
Goldman Sachs Grp Inc	5.75%	1/24/2022	74,883	74,782	86,063
Goldman Sachs Grp Inc	3.63%	1/22/2023	688,928	704,212	714,709
Goldman Sachs Grp Inc	4.00%	3/3/2024	259,596	261,121	272,713
Goldman Sachs Grp Inc	3.50%	11/16/2026	269,580	268,882	264,555
Government Properties Income Tr	3.75%	8/15/2019	59,907	59,430	61,414
Hsbc Hldgs Plc	4.88%	1/14/2022	264,588	264,347	291,617
Hsbc Bk Usa Na	4.88%	8/24/2020	349,456	338,679	376,477
Hartford Finl Svcs Grp Inc	5.50%	3/30/2020	239,627	276,648	264,987
Hartford Finl Svcs Grp Inc	5.13%	4/15/2022	144,775	159,456	162,148
Jpmorgan Chase & Co	6.30%	4/23/2019	549,145	615,674	606,606
Jpmorgan Chase & Co	4.35%	8/15/2021	199,689	194,705	216,908
Jpmorgan Chase & Co	3.25%	9/23/2022	219,658	219,988	224,081
Jpmorgan Chase & Co	3.38%	5/1/2023	84,868	84,411	85,041
Jpmorgan Chase & Co	3.63%	5/13/2024	399,378	397,421	408,173
Jpmorgan Chase & Co	3.88%	9/10/2024	124,806	124,151	127,774
Jpmorgan Chase & Co	2.95%	10/1/2026	99,845	99,629	96,037
Keycorp	5.10%	3/24/2021	69,891	69,826	77,389
Marsh & Mclennan Cos Inc	3.50%	6/3/2024	124,806	124,565	127,339
Metlife Inc	4.37%	9/15/2023	9,984	10,299	10,764
Morgan Stanley	4.00%	7/23/2025	44,930	45,969	46,843
Morgan Stanley	3.75%	2/25/2023	524,184	522,754	545,292

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Morgan Stanley	3.88%	4/29/2024	798,757	822,305	824,512
Morgan Stanley	3.88%	1/27/2026	69,891	69,748	71,756
Morgan Stanley	5.50%	7/28/2021	84,868	72,756	96,029
Morgan Stanley	4.10%	5/22/2023	54,915	55,414	56,615
Nomura Hldgs Inc	2.75%	3/19/2019	269,580	267,971	274,232
Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	54,915	54,770	56,662
Pnc Fdg Corp	4.38%	8/11/2020	149,767	146,981	162,029
Pnc Bk Na	3.25%	6/1/2025	249,611	249,082	249,849
Santander Uk Grp Hldgs Plc	2.88%	10/16/2020	124,806	124,610	124,429
Santander Uk Plc	2.35%	9/10/2019	129,798	129,446	130,820
Select Income Reit	2.85%	2/1/2018	59,907	59,677	60,874
Simon Property Grp Lp	3.75%	2/1/2024	549,145	575,605	577,347
State Street Corp	3.70%	11/20/2023	124,806	137,662	130,458
Svenska Handelsbanken Ab	2.50%	1/25/2019	249,611	249,404	254,955
Synchrony Finl	4.25%	8/15/2024	109,829	109,616	113,564
Travelers Cos Inc	5.80%	5/15/2018	279,565	307,054	296,993
Ubs Ag Stamford	2.38%	8/14/2019	249,611	249,202	253,077
Ubs Ag Stamford	1.80%	3/26/2018	249,611	249,284	250,970
Us Bancorp	3.70%	1/30/2024	114,821	125,270	121,159
Unitedhealth Grp Inc	4.70%	2/15/2021	119,814	130,546	131,851
Unitedhealth Grp Inc	2.88%	3/15/2022	14,977	15,002	15,295
Unitedhealth Grp Inc	1.40%	10/15/2017	109,829	109,697	110,314
Unitedhealth Grp Inc	2.88%	3/15/2023	94,852	94,466	95,981

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Unitedhealth Grp Inc	3.75%	7/15/2025	79,876	79,659	84,071
Unitedhealth Grp Inc	3.10%	3/15/2026	94,852	94,923	94,419
Wellpoint Inc	3.13%	5/15/2022	449,301	435,630	451,323
Wellpoint Inc	3.30%	1/15/2023	114,821	118,633	116,375
Wells Fargo & Co	5.63%	12/11/2017	524,184	581,647	545,091
Wells Fargo & Co	2.10%	7/26/2021	249,611	249,377	245,157
Wells Fargo & Co	4.13%	8/15/2023	14,977	14,926	15,730
Abb Fin Usa Inc	2.88%	5/8/2022	39,938	39,270	40,515
At&T Inc	5.50%	2/1/2018	99,845	109,933	106,026
At&T Inc	3.60%	2/17/2023	648,990	650,074	663,216
At&T Inc	3.80%	3/15/2022	514,200	523,879	532,879
Abbott Labs	2.55%	3/15/2022	84,868	84,967	83,583
Abbvie Inc	2.90%	11/6/2022	184,712	183,596	183,268
Abbvie Inc	3.60%	5/14/2025	204,681	204,456	203,696
Actavis Fdg Scs	3.80%	3/15/2025	284,557	283,547	288,076
Agrium Inc	3.50%	6/1/2023	159,751	159,590	162,369
Altria Grp Inc	4.00%	1/31/2024	264,588	262,942	284,008
Amazoncom Inc	1.20%	11/29/2017	149,767	149,038	149,984
American Airlines Inc	3.70%	10/1/2026	39,781	39,781	39,751
American Airlines Inc	4.95%	1/15/2023	159,574	170,656	173,789
Amgen Inc	3.45%	10/1/2020	149,767	151,912	156,472
Amgen Inc	3.63%	5/22/2024	74,883	74,759	76,468
Anadarko Petroleum Corp	5.55%	3/15/2026	49,922	49,997	56,692

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Anheuser Busch Inbev Worldwide Inc	5.38%	1/15/2020	678,943	745,338	757,347
Anheuser Busch Inbev Fin Inc	3.30%	2/1/2023	94,852	98,211	97,839
Apache Corp	3.25%	4/15/2022	129,798	129,094	132,728
Apple Inc	2.40%	5/3/2023	349,456	344,115	341,623
Apple Inc	3.25%	2/23/2026	149,767	149,437	151,577
Autozone Inc	2.88%	1/15/2023	99,845	102,302	99,506
Bhp Billiton Fin Usa Ltd	6.50%	4/1/2019	109,829	141,333	122,347
Bp Cap Markets Plc	4.75%	3/10/2019	134,790	158,622	144,861
Bp Cap Markets Plc	3.25%	5/6/2022	269,580	272,923	276,614
Baxalta Inc	4.00%	6/23/2025	294,542	292,700	295,664
Becton Dickinson & Co	3.73%	12/15/2024	114,821	114,821	117,609
British Telecom Plc	5.95%	1/15/2018	269,580	301,963	288,353
Buckeye Partners Lp	2.65%	11/15/2018	39,938	39,867	40,336
Burlington Northern Santa Fe Llc	3.40%	9/1/2024	154,759	154,405	161,076
Burlington Northern Santa Fe Corp	5.75%	3/15/2018	209,674	234,751	223,951
Cbs Corp	4.30%	2/15/2021	49,922	51,614	53,739
Cvs Hlth Corp	3.88%	7/20/2025	269,580	266,868	282,771
Ca Inc	3.60%	8/1/2020	114,821	114,708	119,456
Canadian Natl Railway Co	5.55%	3/1/2019	199,689	222,576	218,446
Cardinal Hlth Inc	4.63%	12/15/2020	124,806	144,018	134,104
Cardinal Hlth Inc	3.20%	6/15/2022	4,992	4,916	5,050
Caterpillar Inc	3.90%	5/27/2021	204,681	208,126	216,599
Caterpillar Inc	2.60%	6/26/2022	54,915	53,673	54,731

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Celgene Corp	3.63%	5/15/2024	169,736	168,697	171,352
Charter Comms Operating Llc	4.91%	7/23/2025	344,464	342,841	370,461
Charter Comms Operating Llc	4.46%	7/23/2022	19,969	19,954	21,259
Chevron Corp	2.36%	12/5/2022	139,782	137,368	137,414
Chevron Corp	3.19%	6/24/2023	89,860	91,301	92,097
Cisco Systems Inc	3.00%	6/15/2022	89,860	90,279	91,716
Cisco Systems Inc	1.85%	9/20/2021	269,580	270,132	264,500
Coca Cola Co	3.15%	11/15/2020	124,806	130,765	130,157
Comcast Corp	5.88%	2/15/2018	199,689	226,741	213,807
Comcast Corp	3.60%	3/1/2024	224,650	234,434	234,582
Conocophillips Co	2.40%	12/15/2022	204,681	204,481	198,129
Continental Airlines Inc	4.15%	4/11/2024	66,116	67,603	68,544
Continental Airlines Inc	4.00%	10/29/2024	88,818	88,818	91,428
John Deere Cap Corp	2.80%	1/27/2023	159,751	165,314	161,605
John Deere Cap Corp	2.80%	3/6/2023	199,689	206,560	201,481
Delta Air Lines Inc	6.82%	8/10/2022	55,291	65,244	65,062
Diamond Fin Corp 1 & 2	3.48%	6/1/2019	479,254	485,097	490,615
Walt Disney Co	2.75%	8/16/2021	144,775	142,940	148,871
Walt Disney Co	1.10%	12/1/2017	94,852	94,178	94,857
Walt Disney Co	1.85%	7/30/2026	134,790	131,956	122,521
Discovery Comm Llc	5.63%	8/15/2019	64,899	78,649	71,492
Dominion Gas Hldgs Llc	3.55%	11/1/2023	64,899	64,825	66,057
Dow Chemical Co	8.55%	5/15/2019	139,782	186,821	161,729

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Dow Chemical Co	4.25%	11/15/2020	52,918	57,629	56,331
Dow Chemical Co	3.00%	11/15/2022	274,573	268,316	275,750
Dupont Ei De Nemours & Co	4.63%	1/15/2020	189,705	225,428	206,679
Dupont Ei De Nemours & Co	2.80%	2/15/2023	79,876	79,848	79,357
Eog Resources Inc	4.10%	2/1/2021	119,814	127,507	128,314
Eog Resources Inc	3.15%	4/1/2025	34,946	34,945	34,564
Eastman Chemical Co	3.80%	3/15/2025	173,730	172,871	177,148
Ebay Inc	1.35%	7/15/2017	64,899	64,862	65,330
Ecolab Inc	4.35%	12/8/2021	134,790	134,704	146,037
Enterprise Products Operating Llc	3.35%	3/15/2023	419,347	418,961	428,665
Equifax Inc	3.30%	12/15/2022	84,868	83,375	86,408
Exxon Mobil Corp	2.40%	3/6/2022	164,744	163,277	165,162
Exxon Mobil Corp	3.04%	3/1/2026	299,534	303,326	302,166
Fidelity Natl Information Svcs Inc	4.50%	10/15/2022	199,689	210,532	214,318
Fidelity Natl Information Svcs Inc	3.00%	8/15/2026	124,806	122,982	118,588
Fiserv Inc	3.85%	6/1/2025	174,728	174,611	178,265
Ford Motor Cr Co Llc	5.75%	2/1/2021	274,573	313,779	307,669
Ford Motor Cr Co Llc	2.60%	11/4/2019	104,837	104,837	105,112
Ford Motor Cr Co Llc	3.16%	8/4/2020	199,689	199,847	203,748
Ford Motor Cr Co Llc	2.55%	10/5/2018	199,689	199,689	202,029
Ford Motor Cr Co Llc	3.20%	1/15/2021	184,712	184,027	187,708
Fortune Brands Home & Sec Inc	3.00%	6/15/2020	104,837	104,807	105,650
General Dynamics Corp	2.25%	11/15/2022	179,720	177,900	178,066

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
General Elec Co	4.65%	10/17/2021	99,845	99,738	110,478
General Elec Co	3.15%	9/7/2022	69,891	72,219	72,077
General Elec Co	3.10%	1/9/2023	693,920	670,676	713,550
General Motors Co	4.88%	10/2/2023	529,176	558,191	561,098
Gilead Sciences Inc	4.50%	4/1/2021	254,604	281,093	277,157
Gilead Sciences Inc	3.70%	4/1/2024	129,798	129,589	134,429
Gilead Sciences Inc	3.50%	2/1/2025	69,891	69,826	71,683
Glaxosmithkline Cap Inc	2.80%	3/18/2023	24,961	24,710	25,223
Glaxosmithkline Cap Plc	2.85%	5/8/2022	14,977	15,429	15,160
Halliburton Co	3.50%	8/1/2023	119,814	119,533	123,407
Hewlett Packard Co	4.30%	6/1/2021	169,736	172,959	178,250
Home Depot Inc	3.75%	2/15/2024	79,876	87,224	85,223
Home Depot Inc	2.63%	6/1/2022	154,759	155,056	155,843
Home Depot Inc	2.13%	9/15/2026	124,806	121,557	115,903
Ingersoll Rand Global Hldg Co Ltd	6.88%	8/15/2018	189,705	228,225	209,861
Ingersoll Rand Global Hldg Co Ltd	4.25%	6/15/2023	139,782	142,464	148,103
Ibm Corp	8.38%	11/1/2019	229,643	325,022	273,497
International Paper Co	4.75%	2/15/2022	238,629	262,116	262,411
International Paper Co	3.65%	6/15/2024	604,060	614,980	611,773
Johnson & Johnson	2.45%	3/1/2026	474,262	482,827	457,472
Kellogg Co	1.75%	5/17/2017	99,845	99,303	100,293
Kinder Morgan Energy Partners Lp	6.85%	2/15/2020	154,759	195,874	176,525
Philips Electronics Nv	5.75%	3/11/2018	164,744	184,880	175,550

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Kraft Foods Grp Inc	5.38%	2/10/2020	182,716	217,651	201,747
Kraft Heinz Foods Co	3.00%	6/1/2026	299,534	300,606	281,962
Kroger Co	2.30%	1/15/2019	44,930	44,864	45,685
Laboratory Corp Of Amer	3.60%	2/1/2025	209,674	209,359	211,901
Lockheed Martin Corp	3.10%	1/15/2023	159,751	163,027	163,781
Lyondellbasell Inds Nv	6.00%	11/15/2021	294,542	345,486	336,289
Marriott Intl Inc	3.13%	6/15/2026	149,767	149,268	141,967
Mastercard Inc	3.38%	4/1/2024	124,806	124,270	129,427
Mcdonalds Corp	2.63%	1/15/2022	129,798	127,084	130,987
Mcdonalds Corp	1.88%	5/29/2019	109,829	108,780	109,790
Mckesson Corp	4.75%	3/1/2021	199,689	218,105	217,270
Medtronic Inc	3.50%	3/15/2025	464,277	460,072	482,858
Merck & Co Inc	3.88%	1/15/2021	504,215	514,268	544,087
Merck & Co Inc	2.80%	5/18/2023	124,806	128,866	125,706
Microsoft Corp	1.85%	2/12/2020	19,969	19,978	20,099
Microsoft Corp	2.40%	8/8/2026	648,990	653,416	619,286
Molson Coors Brewing Co	2.00%	5/1/2017	79,876	79,650	80,336
Monsanto Co	3.38%	7/15/2024	99,845	99,785	100,965
Mylan Inc	2.55%	3/28/2019	49,922	49,799	50,144
Nabors Inds Inc	4.63%	9/15/2021	119,814	128,765	123,424
Nbcuniversal Media Llc	5.15%	4/30/2020	29,953	35,173	33,016
Nbcuniversal Media Llc	4.38%	4/1/2021	59,907	64,958	65,374
Nbcuniversal Media Llc	2.88%	1/15/2023	109,829	109,628	111,027

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Noble Energy Inc	8.25%	3/1/2019	139,782	185,842	160,862
Noble Energy Inc	4.15%	12/15/2021	124,806	126,570	130,114
Norfolk Southern Corp	5.75%	4/1/2018	54,915	64,382	58,448
Norfolk Southern Corp	5.90%	6/15/2019	379,409	438,355	414,945
Northrop Grumman Corp	5.05%	8/1/2019	199,689	209,278	217,904
Novartis Cap Corp	2.40%	9/21/2022	279,565	277,398	278,005
Occidental Petroleum Corp	4.10%	2/1/2021	179,720	186,590	193,982
Occidental Petroleum Corp	2.60%	4/15/2022	89,860	91,861	90,122
Oneok Partners Lp	8.63%	3/1/2019	184,712	229,570	213,670
Oneok Partners Lp	3.38%	10/1/2022	49,922	49,711	50,552
Oracle Corp	5.00%	7/8/2019	164,744	195,937	181,621
Oracle Corp	2.50%	10/15/2022	64,899	64,820	64,547
Oracle Corp	2.80%	7/8/2021	99,845	99,700	103,105
Oracle Corp	2.95%	5/15/2025	264,588	263,379	260,368
Oracle Corp	1.90%	9/15/2021	79,876	79,865	78,787
Oracle Corp	2.65%	7/15/2026	299,534	299,474	288,157
Pepsico Inc	2.75%	3/5/2022	334,479	335,688	341,400
Pepsico Inc	2.75%	3/1/2023	74,883	75,036	75,488
Pepsico Inc	3.60%	3/1/2024	139,782	146,134	147,467
Pepsico Inc	3.10%	7/17/2022	29,953	30,773	31,195
Philip Morris Intl Inc	4.50%	3/26/2020	84,868	97,360	91,891
Philip Morris Intl Inc	2.63%	3/6/2023	169,736	166,679	168,406
Procter & Gamble Co	2.30%	2/6/2022	44,930	44,612	45,298

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Procter & Gamble Co	3.10%	8/15/2023	59,907	61,712	62,381
Raytheon Co	3.13%	10/15/2020	99,845	102,143	103,738
Raytheon Co	3.15%	12/15/2024	104,837	104,184	106,868
Republic Svcs Inc	5.50%	9/15/2019	119,814	142,025	132,327
Rio Tinto Fin Usa Ltd	3.75%	6/15/2025	64,899	64,466	66,942
Rio Tinto Fin Ltd	3.50%	3/22/2022	1,997	1,986	2,085
Rock Tenn Co	4.90%	3/1/2022	64,899	70,008	71,510
Rogers Comm Inc	6.80%	8/15/2018	149,767	176,271	165,333
Rogers Comm Inc	3.00%	3/15/2023	69,891	69,783	70,055
St Jude Med Inc	3.25%	4/15/2023	94,852	96,184	94,918
Schlumberger Investment Sa	3.65%	12/1/2023	69,891	69,654	73,422
Scripps Networks Interactive Inc	3.50%	6/15/2022	224,650	227,506	227,373
Scripps Networks Interactive Inc	3.95%	6/15/2025	124,806	124,569	126,484
Shell Intl Fin Bv	4.30%	9/22/2019	229,643	259,614	246,329
Shell Intl Fin Bv	2.00%	11/15/2018	728,865	733,829	735,607
Jm Smucker Co	3.50%	3/15/2025	89,860	89,837	91,536
Thermo Fisher Scientific Inc	3.15%	1/15/2023	74,883	75,453	76,044
Thermo Fisher Scientific Inc	3.00%	4/15/2023	104,837	104,325	103,705
Time Warner Inc	4.75%	3/29/2021	234,635	234,776	254,213
Time Warner Inc	4.00%	1/15/2022	24,961	24,536	26,376
Time Warner Cable Inc	5.85%	5/1/2017	99,845	114,534	102,235
Time Warner Cable Inc	8.75%	2/14/2019	134,790	183,326	156,389
Total Cap Intl Sa	2.70%	1/25/2023	84,868	81,867	84,980

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Total System Svcs Inc	4.80%	4/1/2026	44,930	44,809	48,952
21St Century Fox Amer Inc	6.90%	3/1/2019	474,262	517,733	531,806
21St Century Fox Amer Inc	3.00%	9/15/2022	146,772	147,508	147,378
Tyco Electronics Grp Sa	6.55%	10/1/2017	94,852	115,175	99,939
Tyson Foods Inc	3.95%	8/15/2024	144,775	144,335	149,656
Unilever Cap Corp	4.25%	2/10/2021	184,712	184,086	201,442
Union Pacific Corp	4.00%	2/1/2021	234,635	249,669	252,557
United Parcel Svc Inc	5.13%	4/1/2019	39,938	46,750	43,401
United Parcel Svc Inc	3.13%	1/15/2021	139,782	144,292	146,485
United Technologies Corp	3.10%	6/1/2022	179,720	180,901	185,188
Verizon Comms Inc	5.15%	9/15/2023	873,640	872,345	979,269
Viacom Inc	5.63%	9/15/2019	69,891	82,985	76,348
Viacom Inc	3.13%	6/15/2022	99,845	98,400	96,951
Waste Mgmt Inc	4.60%	3/1/2021	79,876	86,324	87,384
Waste Mgmt Inc	2.90%	9/15/2022	74,883	74,253	75,913
Watson Pharmaceuticals Inc	6.13%	8/15/2019	154,759	187,221	172,660
Watson Pharmaceuticals Inc	3.25%	10/1/2022	114,821	113,863	115,286
Western Gas Partners Lp	4.00%	7/1/2022	79,876	82,690	82,776
Williams Partners Lp	4.30%	3/4/2024	194,697	194,290	199,328
Xto Energy Inc	5.50%	6/15/2018	124,806	150,628	131,995
Xerox Corp	2.95%	3/15/2017	109,829	109,692	111,114
Xylem Inc	4.88%	10/1/2021	169,736	184,744	185,311
Zimmer Hldgs Inc	2.70%	4/1/2020	129,798	129,730	130,681

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Agl Cap Corp	3.50%	9/15/2021	179,720	188,631	186,564
Ameren Illinois Co	2.70%	9/1/2022	104,837	106,845	106,096
Baltimore Gas & Elec Co	3.35%	7/1/2023	84,868	84,831	88,297
Centerpoint Energy Houston Elec	2.25%	8/1/2022	84,868	80,961	83,786
Dominion Resources Inc	4.45%	3/15/2021	109,829	119,312	118,789
Duke Energy In Inc	3.75%	7/15/2020	99,845	107,925	106,494
Duke Energy Carolinas Llc	2.95%	12/1/2026	169,736	169,325	167,588
Emera Us Fin Lp	3.55%	6/15/2026	109,829	109,527	108,139
Entergy Corp	5.13%	9/15/2020	194,697	200,510	212,812
Entergy Louisiana Llc	2.40%	10/1/2026	74,883	74,567	70,310
Florida Pwr & Lt Co	2.75%	6/1/2023	29,953	29,924	30,044
Georgia Pwr Co	2.85%	5/15/2022	174,728	174,426	175,103
Lg&E & Ku Energy Llc	3.75%	11/15/2020	99,845	101,227	104,323
National Rural Utils Coop Fin Corp	2.30%	11/15/2019	134,790	137,068	136,138
Nisource Fin Corp	6.80%	1/15/2019	94,852	117,059	106,510
Northern States Pwr Co Mn	2.20%	8/15/2020	104,837	104,644	105,869
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	119,814	119,499	119,535
Pseg Pwr Llc	3.00%	6/15/2021	179,720	179,395	180,512
Pacific Gas & Elec Co	3.85%	11/15/2023	234,635	234,210	248,702
Progress Energy Inc	4.88%	12/1/2019	249,611	289,306	269,067
Public Svc Co Of Colorado	2.50%	3/15/2023	9,984	9,730	9,909
Public Svc Elec & Gas Co	2.25%	9/15/2026	24,961	24,879	23,331
San Diego Gas & Elec Co	3.60%	9/1/2023	119,814	128,085	126,862

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Southern Ca Edison Co	3.50%	10/1/2023	194,697	197,266	204,039
Quebec Province Of	7.50%	7/15/2023	89,860	119,502	116,348
Quebec Province Of	7.13%	2/9/2024	284,557	377,917	364,081
Al Econ Auth Bp Settlement	3.16%	9/15/2025	94,852	94,852	95,516
Ca St	6.20%	3/1/2019	424,339	442,842	471,690
Catholic Hlth Initiatives	1.60%	11/1/2017	34,946	34,935	35,192
America Movil Sab De Cv	5.00%	3/30/2020	299,534	305,992	324,094
Southern Copper Corp	3.88%	4/23/2025	124,806	124,131	123,976
Teva Pharmaceutical Fin Co Bv	2.95%	12/18/2022	214,666	214,241	207,080
Cnooc Fin 2014 Ulc	1.63%	4/30/2017	349,456	348,114	350,090
Chile Rep Of	3.25%	9/14/2021	154,759	153,414	161,454
Colombia Rep Of	4.00%	2/26/2024	199,689	203,284	204,460
Ecopetrol Sa	4.13%	1/16/2025	44,930	44,481	42,926
Export Import Bk Of Korea	4.38%	9/15/2021	259,596	274,808	280,031
Israel St Of	4.00%	6/30/2022	199,689	197,764	211,351
Korea Dev Bk	3.88%	5/4/2017	204,681	203,758	207,401
Petroleos Mexicanos	3.50%	1/30/2023	79,876	79,664	74,498
Petroleos Mexicanos	6.50%	3/13/2027	224,650	227,346	232,457
Mexico United Mexican States	3.63%	3/15/2022	269,580	284,273	272,997
Mexico United Mexican States	4.00%	10/2/2023	95,851	95,413	97,029
Cash Equivalents				—	543,743
Fair value of contract				261,049,498	261,531,610
American General Life Contract No. 725840

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Fin Fut Us Ultra 30Yr Cbt 03/22/17	6.00%	3/23/2017	(349,456)	(565,054)	(560,003)
Irs Usd 1.75000 12/21/16-10Y Lch	1.75%	12/21/2026	(2,396,270)	(31,627)	127,335
Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(12,530,496)	98,430	687,085
Irs Usd 1.25000 12/21/16-2Y Cme	1.25%	12/21/2018	17,822,259	(40,437)	(68,660)
Irs Usd 1.25000 06/15/16-2Y Cme	1.25%	6/15/2018	22,564,877	189,472	(17,958)
Irs Usd 2.25000 06/15/16-10Y Cme	2.25%	6/15/2026	(1,048,368)	(72,370)	6,852
Irs Usd 2.25000 06/15/16-10Y Lch	2.25%	6/15/2026	(299,534)	(10,273)	1,471
U S Treasury Inflate Prot Bd	0.38%	7/15/2025	610,624	595,363	607,647
U S Treasury Note	1.00%	5/15/2018	1,996,892	1,996,078	1,996,580
U S Treasury Note	1.00%	11/30/2018	4,542,929	4,525,403	4,528,909
U S Treasury Note	1.38%	9/30/2023	4,792,540	4,734,381	4,538,689
U S Treasury Note	2.13%	8/15/2021	3,544,483	3,600,419	3,578,751
U S Treasury Inflate Prot Bd	0.63%	1/15/2026	1,726,705	1,715,377	1,742,845
Fed Home Ln Mtge Glbl Nt (6Mmm)	1.25%	10/2/2019	4,493,006	4,452,687	4,468,529
Fnma Nt (3.5Mmm)	1.75%	11/26/2019	4,493,006	4,547,938	4,529,283
Fnma Glbl Nt (500Mm)	1.25%	8/23/2019	848,679	848,934	843,155
Fed Home Ln Mtge Glbl Nt (500Mm)	1.15%	9/14/2018	1,198,135	1,198,075	1,196,570
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	86,473	96,499	96,867
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	247,541	276,240	275,073
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	3,029,867	2,949,860	3,014,192
Fnma P-T Dus #Am1964	2.18%	12/1/2022	989,373	919,035	977,845
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,870,654	1,874,601	1,860,628
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	85,398	89,197	87,536
*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	3,637,089	3,798,627	3,728,217
Chait 2015-A5 A	1.36%	4/15/2020	499,223	499,135	499,048
Fnma Tba 3.0% Feb 30Yr	3.00%	2/13/2047	24,511,846	24,089,457	24,315,458
Fnma Tba 2.5% Feb 15Yr	2.50%	2/16/2032	2,496,115	2,477,394	2,497,431
Fnma Tba 2.5% Jan 15Yr	2.50%	1/23/2032	3,993,784	3,985,983	4,000,414
Woodside Finance Ltd Co Gtd 144A	8.75%	3/1/2019	199,689	226,745	225,454
Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	1,347,902	1,351,555	1,347,173
Wells Fargo & Company Sr Unsec	2.28%	3/4/2021	1,422,785	1,423,256	1,454,195
Verizon Communicationssr Unsec	3.50%	11/1/2024	1,897,047	1,915,828	1,894,175
Ubs Ag Stamford Ct Sr Unsec	2.38%	8/14/2019	2,745,726	2,773,815	2,760,073
Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	698,912	697,724	688,644
Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	698,912	707,474	695,160
Teva Pharmaceuticals Ne Sr Unsec	1.70%	7/19/2019	349,456	342,107	343,562
Synchrony Financial Sr Unsec	2.11%	2/3/2020	998,446	998,446	987,587
Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,248,057	1,246,835	1,246,077
Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,098,290	1,093,491	1,099,427
Shell International Fin Sr Unsec	1.35%	5/11/2020	1,946,969	1,946,970	1,949,181
Santander Holdings Usa Sr Unsec	4.50%	7/17/2025	848,679	851,684	844,851
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,048,368	1,047,016	1,026,096
Royal Bank Of Canada Covered	2.20%	9/23/2019	499,223	506,961	502,254
Royal Bank Of Canada	1.88%	2/5/2020	1,098,290	1,098,137	1,093,533
Oracle Corp Sr Unsec	2.50%	5/15/2022	574,106	572,086	570,546
New York Life Global Fdg Sec 144A	2.00%	4/13/2021	199,689	199,396	196,173

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
New York Life Global Fdg 144A	1.95%	2/11/2020	1,048,368	1,048,169	1,041,261
Nationwide Bldg Society Sr Unsec 144A	2.45%	7/27/2021	549,145	548,168	542,194
National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	1,347,902	1,344,061	1,305,463
Medtronic Inc Sr Unsec	3.50%	3/15/2025	1,547,591	1,598,414	1,595,275
Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	823,718	823,487	803,456
Mufg Americas Hldgs Corp Sr Unsec	2.25%	2/10/2020	948,524	948,344	938,837
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,847,125	1,864,488	1,889,348
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	249,611	249,434	246,314
Jackson Natl Life Global Sec 144A	1.88%	10/15/2018	648,990	648,653	650,501
Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	3,095,182	3,049,033	3,028,911
Iberdrola Fin Ireland Co Gtd 144A	5.00%	9/11/2019	500,221	544,566	534,244
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	673,951	695,550	669,957
Hsbc Holdings Plc Sr Unsec	5.10%	4/5/2021	1,897,047	2,230,434	2,051,330
Guardian Life Glob Sec 144A	2.00%	4/26/2021	998,446	997,128	974,366
Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	2,845,571	2,843,380	2,812,605
General Electric Co Sr Unsec	2.70%	10/9/2022	2,995,338	3,064,141	2,997,165
Forest Laboratories Llc Sr Unsec 144A	5.00%	12/15/2021	848,679	955,995	918,541
Ford Motor Credit	8.13%	1/15/2020	1,198,135	1,521,314	1,382,610
Enterprise Products Oper Sr Unsec	3.70%	2/15/2026	224,650	226,742	225,888
Energy Transfer Partners Sr Unsec	4.15%	10/1/2020	571,111	597,457	591,898
Enel Finance Intl Sa Co Gtd 144A	5.13%	10/7/2019	324,495	350,346	347,101
Electricite De France Sr Unsec 144A	2.15%	1/22/2019	299,534	299,381	300,293
Electricite De France Nt 144A	6.50%	1/26/2019	848,679	951,395	923,517

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Dominion Gas Hldgs Llc Sr Unsec	2.80%	11/15/2020	673,951	671,680	680,691
Deutsche Bank Ag Sr Unsec 144A	4.25%	10/14/2021	698,912	699,576	702,359
Daimler Finance Na Llc Sr Unsec 144A	1.50%	7/5/2019	1,048,368	1,046,806	1,031,840
Crown Castle Towers Llc Co Gtd 144A	4.88%	8/15/2040	449,301	489,109	478,860
Credit Agricole London Sr Unsec 144A	2.38%	7/1/2021	1,173,174	1,167,813	1,155,914
Rabobank Nederland Nt	4.50%	1/11/2021	1,996,892	2,230,452	2,147,110
Commonwealth Bank Aust 144A	1.75%	11/7/2019	1,098,290	1,096,852	1,089,588
Sky Plc Sr Unsec 144A	2.63%	9/16/2019	269,580	275,226	270,854
Barclays Plc Sr Unsec	3.20%	8/10/2021	698,912	698,465	691,393
Banque Fed Cred Mutuel Sr Unsec 144A	2.00%	4/12/2019	499,223	498,689	497,353
Bank Of Nova Scotia Sec	1.88%	4/26/2021	2,196,581	2,184,829	2,144,267
Bank Of America Corp Sr Unsec	4.00%	4/1/2024	1,847,125	1,929,101	1,907,997
Bp Capital Markets Plc Co Gtd	4.74%	3/11/2021	1,248,057	1,398,386	1,362,190
Aviation Capital Group Nt 144A	7.13%	10/15/2020	748,834	880,817	865,840
Anheuser-Busch Inbev Fin Sr Unsec	3.70%	2/1/2024	449,301	469,488	465,167
Anheuser-Busch Inbev Wor Glbl Co Gtd	7.75%	1/15/2019	1,447,747	1,914,006	1,613,367
American Tower Corp Sr Unsec	5.90%	11/1/2021	299,534	349,628	335,753
Aig Inc	6.40%	12/15/2020	549,145	626,729	625,800
American Express Glbl Sr Nt	7.00%	3/19/2018	1,996,892	2,512,410	2,122,702
Altria Group Inc Glbl Sr Unsec	2.85%	8/9/2022	2,046,814	2,042,618	2,051,956
Abbvie Inc Sr Unsec	3.60%	5/14/2025	1,996,892	2,013,945	1,981,440
At&T Inc Sr Unsec	3.40%	5/15/2025	848,679	829,321	819,447
Pemex Co Gtd Wi	5.50%	1/21/2021	698,912	717,783	719,879

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Bab Ut St-B	3.54%	7/1/2025	524,184	582,453	552,123
Port Seattle-Txbl-B1	7.00%	5/1/2036	998,446	1,153,285	1,106,448
Kfw Sr Unsec	1.50%	2/6/2019	723,873	722,057	723,738
Industry Pub Facs-A	4.34%	7/1/2024	499,223	513,825	528,098
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,123,252	1,121,017	1,119,209
Cobb-Marietta Coliseu	2.55%	7/1/2021	624,029	624,029	629,214
Vm Cash Fut Dom Rdr Usd	0.01%	12/31/2060	127,915	127,916	127,915
Vm Cash Ccp Lch Fob Usd	0.01%	12/31/2060	4,985	4,985	4,985
Vm Cash Ccp Cme Fob Usd	0.01%	12/31/2060	44,240	44,240	44,240
U S Treasury Repo (HSBC)	0.60%	1/3/2017	22,814,488	22,814,489	22,814,488
Cash Collateral Fut Rdr Usd	0.66%	12/31/2060	41,436	41,436	41,436
Cash Collateral Tba Msc Usd	0.66%	12/31/2060	129,798	129,798	129,798
Cash Collateral Tba Gsc Usd	0.66%	12/31/2060	134,790	134,790	134,790
Cash Collateral Tba Fob Usd	0.66%	12/31/2060	324,495	324,495	324,495
Cash Collateral Lch Fob Usd	0.56%	12/31/2060	166,740	166,741	166,740
Cash Collateral Cme Fob Usd	0.56%	12/31/2060	476,758	476,758	476,758
Collective Us Govt Stif 15 Bps	0.72%	12/1/2030	256,031	256,031	256,031
U S Treasury Note	0.63%	8/31/2017	5,241,841	5,232,217	5,238,156
U S Treasury Note	0.63%	5/31/2017	14,876,844	14,849,039	14,879,164
U S Treasury Note	0.88%	1/31/2017	2,446,192	2,447,244	2,447,195
U S Treasury Note	0.50%	1/31/2017	26,458,816	26,457,852	26,462,123
U S Treasury Bills	—%	1/19/2017	249,611	249,543	249,566
Us Bank Na Cincinnati Sr Unsec Frn	1.18%	1/26/2018	1,248,057	1,248,058	1,248,593

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Taot 2015-C A2A	0.92%	2/15/2018	82,267	82,260	82,248
Sumitomo Mitsui Banking Sr Unsec Frn	1.46%	1/16/2018	449,301	450,375	449,933
Slma 2006-4 A5 3Mlib+10Bp	0.98%	10/27/2025	161,581	161,026	161,475
Slma 2006-1 A4 3Mlib+9	0.97%	7/25/2019	211,743	211,098	211,440
Slma 2005-6 A5A 3Mlib+11Bp	0.99%	7/27/2026	316,595	314,913	315,581
Slma 2005-3 A5	0.97%	10/25/2024	409,375	405,857	407,433
Nordea Bank Ab Sr Unsec Frn 144A	1.83%	9/17/2018	599,068	599,068	602,804
Navsl 2015-3 A1 1Mlib+32Bp	1.08%	7/25/2030	291,660	291,660	291,476
Navsl 2015-1 A1 1Mlib+30Bp	1.06%	9/26/2022	235,663	235,664	234,944
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	79,044	88,208	87,834
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	185,273	206,753	205,877
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	723,226	810,917	809,114
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	105,748	118,571	117,788
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	212,466	237,099	237,472
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	79,620	88,851	88,893
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	12,331	13,760	13,766
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	272,750	304,372	305,263
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	147,033	164,079	163,613
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	354,532	395,636	397,404
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	14,156	15,797	15,734
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	11,190	12,487	12,434
Fn Arm 793029 Us0006M+158.2 10.869	2.69%	7/1/2034	481,958	500,935	507,246
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	10,985	12,259	12,230

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	1,576,301	1,746,739	1,717,141
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	178,835	199,569	199,990
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	186,489	208,110	207,262
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	15,051	16,797	16,838
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	241,453	269,447	268,305
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	53,959	60,215	59,960
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	1,110	1,239	1,234
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	365,791	$408,200	$406,699
Fed Home Ln Bk Disc Nt	—%	1/13/2017	7,987,567	$7,984,954	$7,986,744
Fh Arm 1Q1534 H15T1Y+222.9 10.187	2.79%	6/1/2037	708,703	$748,125	$749,729
Credit Agricole Cib Ny 3(A)3 Disc Nt*	—%	7/28/2017	648,990	$642,999	$644,189
Bank Tokyo-Mit Ufj Ny 3(A)3 Disc Nt*	—%	7/28/2017	1,148,213	$1,136,417	$1,139,385
Fnma Tba 5.0% Feb 30Yr	5.00%	2/13/2047	2,496,115	2,722,325	2,717,526
Abbey Natl Treasury Serv 3(A)3 Disc Nt*	—%	7/20/2017	449,301	445,181	446,220
Net Bond/Stock Equivalent Futures(Due to)/Due From Broker				560,003	560,003
Net Unsettled Trades				(33,700,030)	(33,700,030)
Interest And Dividends Accrued/Receivable				1,025,888	1,025,888
Centrally Cleared Swaps (Due To) / Due From Broker				(735,714)	(735,714)
Fair value of contract				211,166,566	210,165,466
Royal Bank of Canada Contract No. Citigroup01
Fin Fut Us Ultra 30Yr Cbt 03/22/17	6.00%	3/23/2017	(349,456)	(565,054)	(560,003)
Irs Usd 1.75000 12/21/16-10Y Lch	1.75%	12/21/2026	(2,396,270)	(31,626)	127,335
Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(12,530,496)	98,429	687,085

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Irs Usd 1.25000 12/21/16-2Y Cme	1.25%	12/21/2018	17,822,259	(40,437)	(68,660)
Irs Usd 1.25000 06/15/16-2Y Cme	1.25%	6/15/2018	22,564,877	189,471	(17,958)
Irs Usd 2.25000 06/15/16-10Y Cme	2.25%	6/15/2026	(1,048,368)	(72,370)	6,852
Irs Usd 2.25000 06/15/16-10Y Lch	2.25%	6/15/2026	(299,534)	(10,272)	1,471
U S Treasury Inflate Prot Bd	0.38%	7/15/2025	610,624	595,363	607,647
U S Treasury Note	1.00%	5/15/2018	1,996,892	1,996,078	1,996,580
U S Treasury Note	1.00%	11/30/2018	4,542,929	4,525,403	4,528,909
U S Treasury Note	1.38%	9/30/2023	4,792,540	4,734,381	4,538,689
U S Treasury Note	2.13%	8/15/2021	3,544,483	3,600,419	3,578,751
U S Treasury Inflate Prot Bd	0.63%	1/15/2026	1,726,705	1,715,376	1,742,845
Fed Home Ln Mtge Glbl Nt (6Mmm)	1.25%	10/2/2019	4,493,006	4,452,687	4,468,529
Fnma Nt (3.5Mmm)	1.75%	11/26/2019	4,493,006	4,547,938	4,529,283
Fnma Glbl Nt (500Mm)	1.25%	8/23/2019	848,679	848,933	843,155
Fed Home Ln Mtge Glbl Nt (500Mm)	1.15%	9/14/2018	1,198,135	1,198,075	1,196,570
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	86,473	96,498	96,867
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	247,541	276,240	275,073
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	3,029,867	2,949,859	3,014,192
Fnma P-T Dus #Am1964	2.18%	12/1/2022	989,373	919,035	977,845
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,870,654	1,874,600	1,860,628
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	85,398	89,197	87,536
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	3,637,089	3,798,627	3,728,217
Chait 2015-A5 A	1.36%	4/15/2020	499,223	499,135	499,048
Fnma Tba 3.0% Feb 30Yr	3.00%	2/13/2047	24,511,846	24,089,457	24,315,458

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Fnma Tba 2.5% Feb 15Yr	2.50%	2/16/2032	2,496,115	2,477,394	2,497,431
Fnma Tba 2.5% Jan 15Yr	2.50%	1/23/2032	3,993,784	3,985,983	4,000,414
Woodside Finance Ltd Co Gtd 144A	8.75%	3/1/2019	199,689	226,745	225,454
Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	1,347,902	1,351,555	1,347,173
Wells Fargo & Company Sr Unsec	2.28%	3/4/2021	1,422,785	1,423,256	1,454,195
Verizon Communicationssr Unsec	3.50%	11/1/2024	1,897,047	1,915,828	1,894,175
Ubs Ag Stamford Ct Sr Unsec	2.38%	8/14/2019	2,745,726	2,773,815	2,760,073
Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	698,912	697,724	688,644
Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	698,912	707,474	695,160
Teva Pharmaceuticals Ne Sr Unsec	1.70%	7/19/2019	349,456	342,107	343,562
Synchrony Financial Sr Unsec	2.11%	2/3/2020	998,446	998,446	987,587
Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,248,057	1,246,834	1,246,077
Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,098,290	1,093,491	1,099,427
Shell International Fin Sr Unsec	1.35%	5/11/2020	1,946,969	1,946,969	1,949,181
Santander Holdings Usa Sr Unsec	4.50%	7/17/2025	848,679	851,683	844,851
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,048,368	1,047,016	1,026,096
Royal Bank Of Canada Covered	2.20%	9/23/2019	499,223	506,961	502,254
Royal Bank Of Canada	1.88%	2/5/2020	1,098,290	1,098,136	1,093,533
Oracle Corp Sr Unsec	2.50%	5/15/2022	574,106	572,085	570,546
New York Life Global Fdg Sec 144A	2.00%	4/13/2021	199,689	199,395	196,173
New York Life Global Fdg 144A	1.95%	2/11/2020	1,048,368	1,048,169	1,041,261
Nationwide Bldg Society Sr Unsec 144A	2.45%	7/27/2021	549,145	548,168	542,194
National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	1,347,902	1,344,060	1,305,463

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Medtronic Inc Sr Unsec	3.50%	3/15/2025	1,547,591	1,598,414	1,595,275
Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	823,718	823,487	803,456
Mufg Americas Hldgs Corp Sr Unsec	2.25%	2/10/2020	948,524	948,343	938,837
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,847,125	1,864,488	1,889,348
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	249,611	249,434	246,314
Jackson Natl Life Global Sec 144A	1.88%	10/15/2018	648,990	648,652	650,501
Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	3,095,182	3,049,033	3,028,911
Iberdrola Fin Ireland Co Gtd 144A	5.00%	9/11/2019	500,221	544,566	534,244
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	673,951	695,550	669,957
Hsbc Holdings Plc Sr Unsec	5.10%	4/5/2021	1,897,047	2,230,434	2,051,330
Guardian Life Glob Sec 144A	2.00%	4/26/2021	998,446	997,128	974,366
Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	2,845,571	2,843,379	2,812,605
General Electric Co Sr Unsec	2.70%	10/9/2022	2,995,338	3,064,140	2,997,165
Forest Laboratories Llc Sr Unsec 144A	5.00%	12/15/2021	848,679	955,994	918,541
Ford Motor Credit	8.13%	1/15/2020	1,198,135	1,521,314	1,382,610
Enterprise Products Oper Sr Unsec	3.70%	2/15/2026	224,650	226,742	225,888
Energy Transfer Partners Sr Unsec	4.15%	10/1/2020	571,111	597,456	591,898
Enel Finance Intl Sa Co Gtd 144A	5.13%	10/7/2019	324,495	350,346	347,101
Electricite De France Sr Unsec 144A	2.15%	1/22/2019	299,534	299,381	300,293
Electricite De France Nt 144A	6.50%	1/26/2019	848,679	951,394	923,517
Dominion Gas Hldgs Llc Sr Unsec	2.80%	11/15/2020	673,951	671,680	680,691
Deutsche Bank Ag Sr Unsec 144A	4.25%	10/14/2021	698,912	699,576	702,359
Daimler Finance Na Llc Sr Unsec 144A	1.50%	7/5/2019	1,048,368	1,046,806	1,031,840

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Crown Castle Towers Llc Co Gtd 144A	4.88%	8/15/2040	449,301	489,108	478,860
Credit Agricole London Sr Unsec 144A	2.38%	7/1/2021	1,173,174	1,167,812	1,155,914
Rabobank Nederland Nt	4.50%	1/11/2021	1,996,892	2,230,452	2,147,110
Commonwealth Bank Aust 144A	1.75%	11/7/2019	1,098,290	1,096,851	1,089,588
Sky Plc Sr Unsec 144A	2.63%	9/16/2019	269,580	275,225	270,854
Barclays Plc Sr Unsec	3.20%	8/10/2021	698,912	698,465	691,393
Banque Fed Cred Mutuel Sr Unsec 144A	2.00%	4/12/2019	499,223	498,689	497,353
Bank Of Nova Scotia Sec	1.88%	4/26/2021	2,196,581	2,184,829	2,144,267
Bank Of America Corp Sr Unsec	4.00%	4/1/2024	1,847,125	1,929,100	1,907,997
Bp Capital Markets Plc Co Gtd	4.74%	3/11/2021	1,248,057	1,398,386	1,362,190
Aviation Capital Group Nt 144A	7.13%	10/15/2020	748,834	880,816	865,840
Anheuser-Busch Inbev Fin Sr Unsec	3.70%	2/1/2024	449,301	469,487	465,167
Anheuser-Busch Inbev Wor Glbl Co Gtd	7.75%	1/15/2019	1,447,747	1,914,006	1,613,367
American Tower Corp Sr Unsec	5.90%	11/1/2021	299,534	349,628	335,753
Aig Inc	6.40%	12/15/2020	549,145	626,728	625,800
American Express Glbl Sr Nt	7.00%	3/19/2018	1,996,892	2,512,409	2,122,702
Altria Group Inc Glbl Sr Unsec	2.85%	8/9/2022	2,046,814	2,042,618	2,051,956
Abbvie Inc Sr Unsec	3.60%	5/14/2025	1,996,892	2,013,945	1,981,440
At&T Inc Sr Unsec	3.40%	5/15/2025	848,679	829,320	819,447
Pemex Co Gtd Wi	5.50%	1/21/2021	698,912	717,782	719,879
Bab Ut St-B	3.54%	7/1/2025	524,184	582,452	552,123
Port Seattle-Txbl-B1	7.00%	5/1/2036	998,446	1,153,285	1,106,448
Kfw Sr Unsec	1.50%	2/6/2019	723,873	722,056	723,738

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Industry Pub Facs-A	4.34%	7/1/2024	499,223	513,825	528,098
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,123,252	1,121,016	1,119,209
Cobb-Marietta Coliseu	2.55%	7/1/2021	624,029	624,028	629,214
Vm Cash Fut Dom Rdr Usd	0.01%	12/31/2060	127,915	127,915	127,915
Vm Cash Ccp Lch Fob Usd	0.01%	12/31/2060	4,985	4,985	4,985
Vm Cash Ccp Cme Fob Usd	0.01%	12/31/2060	44,240	44,239	44,240
U S Treasury Repo (HSBC)	0.60%	1/3/2017	22,814,488	22,814,488	22,814,488
Cash Collateral Fut Rdr Usd	0.66%	12/31/2060	41,436	41,435	41,436
Cash Collateral Tba Msc Usd	0.66%	12/31/2060	129,798	129,798	129,798
Cash Collateral Tba Gsc Usd	0.66%	12/31/2060	134,790	134,790	134,790
Cash Collateral Tba Fob Usd	0.66%	12/31/2060	324,495	324,495	324,495
Cash Collateral Lch Fob Usd	0.56%	12/31/2060	166,740	166,740	166,740
Cash Collateral Cme Fob Usd	0.56%	12/31/2060	476,758	476,758	476,758
Collective Us Govt Stif 15 Bps	0.72%	12/1/2030	256,031	256,030	256,031
U S Treasury Note	0.63%	8/31/2017	5,241,841	5,232,217	5,238,156
U S Treasury Note	0.63%	5/31/2017	14,876,844	14,849,039	14,879,164
U S Treasury Note	0.88%	1/31/2017	2,446,192	2,447,243	2,447,195
U S Treasury Note	0.50%	1/31/2017	26,458,816	26,457,852	26,462,123
U S Treasury Bills	—%	1/19/2017	249,611	249,543	249,566
Us Bank Na Cincinnati Sr Unsec Frn	1.18%	1/26/2018	1,248,057	1,248,057	1,248,593
Taot 2015-C A2A	0.92%	2/15/2018	82,267	82,260	82,248
Sumitomo Mitsui Banking Sr Unsec Frn	1.46%	1/16/2018	449,301	450,374	449,933
Slma 2006-4 A5 3Mlib+10Bp	0.98%	10/27/2025	161,581	161,025	161,475

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Slma 2006-1 A4 3Mlib+9	0.97%	7/25/2019	211,743	211,097	211,440
Slma 2005-6 A5A 3Mlib+11Bp	0.99%	7/27/2026	316,595	314,913	315,581
Slma 2005-3 A5	0.97%	10/25/2024	409,375	405,856	407,433
Nordea Bank Ab Sr Unsec Frn 144A	1.83%	9/17/2018	599,068	599,067	602,804
Navsl 2015-3 A1 1Mlib+32Bp	1.08%	7/25/2030	291,660	291,660	291,476
Navsl 2015-1 A1 1Mlib+30Bp	1.06%	9/26/2022	235,663	235,663	234,944
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	79,044	88,208	87,834
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	185,273	206,753	205,877
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	723,226	810,917	809,114
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	105,748	118,570	117,788
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	212,466	237,099	237,472
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	79,620	88,851	88,893
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	12,331	13,760	13,766
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	272,750	304,371	305,263
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	147,033	164,079	163,613
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	354,532	395,635	397,404
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	14,156	15,797	15,734
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	11,190	12,487	12,434
Fn Arm 793029 Us0006M+158.2 10.869	2.69%	7/1/2034	481,958	500,934	507,246
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	10,985	12,259	12,230
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	1,576,301	1,746,739	1,717,141
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	178,835	199,569	199,990
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	186,489	208,110	207,262

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	15,051	16,796	16,838
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	241,453	269,446	268,305
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	53,959	60,215	59,960
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	1,110	1,239	1,234
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	365,791	408,199	406,699
Fed Home Ln Bk Disc Nt	—%	1/13/2017	7,987,567	7,984,954	7,986,744
Fh Arm 1Q1534 H15T1Y+222.9 10.187	2.79%	6/1/2037	708,703	748,124	749,729
Credit Agricole Cib Ny 3(A)3 Disc Nt*	—%	7/28/2017	648,990	642,999	644,189
Bank Tokyo-Mit Ufj Ny 3(A)3 Disc Nt*	—%	7/28/2017	1,148,213	1,136,417	1,139,385
Fnma Tba 5.0% Feb 30Yr	5.00%	2/13/2047	2,496,115	2,722,325	2,717,526
Abbey Natl Treasury Serv 3(A)3 Disc Nt*	—%	7/20/2017	449,301	445,180	446,220
Net Bond/Stock Equivalent Futures(Due to)/Due From Broker				560,003	560,003
Net Unsettled Trades				(33,700,030)	(33,700,030)
Interest And Dividends Accrued/Receivable				1,025,888	1,025,888
Centrally Cleared Swaps (Due To) / Due From Broker				(735,714)	(735,714)
Fair value of contract				211,166,509	210,165,466
Nationwide: STA_CIT_IP_0616
Aeptc 2012-1 A2	1.98%	6/1/2020	3,195,027	3,195,027	3,214,565
Comm 2014-Cr14 A2	3.15%	1/10/2019	2,471,154	2,471,154	2,516,640
Comet 2015-A1 A	1.39%	3/15/2018	2,995,338	2,995,338	2,995,787
Carmx 2016-2 A3	1.52%	10/15/2019	2,396,270	2,396,270	2,387,242
Chait 2015-A7 A7	1.62%	7/16/2018	2,595,959	2,595,959	2,603,021
Chait 2016-A4 A4	1.49%	7/15/2020	4,393,162	4,392,429	4,314,878

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Cgcmt 2016-Gc36 A1	1.61%	1/11/2021	4,293,317	3,920,996	3,868,576
Duk 1.731 09/01/22	1.73%	9/1/2022	5,491,452	5,491,343	5,367,004
Fnr 2011-87 Ja	3.00%	2/26/2024	5,815,947	1,719,890	1,756,553
Fnr 2011-98 Ae	2.50%	4/26/2021	8,087,412	1,875,295	1,899,286
Fnr 2011-132 A	3.00%	2/25/2022	7,987,567	2,043,986	2,112,192
Fnr 2015-48 Db	3.00%	4/25/2022	2,995,338	2,349,861	2,413,246
Fhr 3774 Ab	3.50%	7/15/2020	9,215,655	1,429,122	1,481,484
Fhr 3856 Ea	3.00%	8/15/2018	3,474,592	201,207	203,721
Fhr 3920 Ab	3.00%	4/15/2021	8,386,945	1,890,642	1,930,060
Fhr 3970 Da	3.00%	10/15/2021	5,291,763	1,095,787	1,118,812
Fhr 3979 Gd	3.00%	6/15/2022	3,494,561	945,515	970,620
Fhr 4039 Me	2.00%	2/18/2025	4,992,229	1,901,951	1,862,684
Fhr 4272 Yg	2.00%	12/15/2022	4,992,229	2,042,185	2,051,937
Fhr 4297 Ca	3.00%	2/15/2024	6,489,898	4,159,174	4,169,550
Fhr 4486 Jn	2.00%	2/15/2024	2,995,338	2,327,525	2,304,129
Fhr 4504 Dn	3.00%	12/16/2024	6,589,743	4,830,560	4,774,427
Fnr 2010-99 Dp	3.00%	7/27/2020	15,725,523	1,543,807	1,578,760
Fordo 2015-C A3	1.41%	11/15/2019	1,218,104	1,218,104	1,219,285
Gsms 2012-Gcj9 A2	1.76%	11/10/2017	3,244,949	3,244,949	3,257,779
Gmalt 2015-3 A3	1.69%	6/20/2018	2,346,348	2,346,348	2,353,101
Gnr 2010-151 Dq	4.00%	8/20/2020	6,140,442	1,530,594	1,582,904
Gnr 2011-51 Lx	4.00%	4/22/2019	1,996,892	996,030	1,017,994
Gnr 2011-160 A	3.00%	10/20/2020	6,489,898	1,614,209	1,654,701

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Gnr 2013-124 Cp	2.50%	10/20/2023	4,243,395	1,984,570	2,004,756
Gnr 2014-140 Mv	4.00%	5/20/2021	1,996,892	1,717,756	1,826,326
Gnr 2015-16 Gm	2.00%	4/22/2024	6,190,364	4,768,825	4,700,656
Jpmbb 2013-C12 A2	2.42%	6/15/2018	2,995,338	2,636,342	2,665,858
Jpmbb 2015-C33 A1	1.90%	10/15/2020	3,118,146	2,595,547	2,567,004
Jdot 2015-B A3	1.44%	4/15/2019	2,745,726	2,745,726	2,749,738
Msbam 2015-C26 A1	1.59%	9/15/2020	2,695,804	2,310,459	2,287,710
Msbam 2013-C11 A2	3.09%	8/15/2018	2,615,928	2,228,513	2,271,536
Narot 2016-C A3	1.18%	11/15/2019	1,697,358	1,697,196	1,682,329
Taot 2015-C A3	1.34%	7/16/2018	2,595,959	2,595,959	2,597,639
T 0 3/4 08/15/19	0.75%	8/15/2019	15,027,609	14,970,668	14,838,599
T 0 7/8 10/15/18	0.88%	10/15/2018	107,832	107,832	107,510
T 1 03/15/19	1.00%	3/15/2019	2,724,759	2,724,759	2,718,344
T 0 7/8 05/15/19	0.88%	5/15/2019	799,755	800,661	792,991
T 1 11/15/19	1.00%	11/15/2019	15,135,441	14,966,941	14,972,595
T 1 1/8 06/15/18	1.13%	6/15/2018	1,637,451	1,637,451	1,639,866
Wfrbs 2013-C11 A2	2.03%	2/15/2018	4,992,229	3,185,980	3,175,071
Wfrbs 2013-C17 A2	2.92%	11/15/2018	1,697,358	1,697,358	1,734,819
Woart 2016-B A3	1.30%	8/17/2020	2,496,115	2,495,476	2,463,887
Fair value of contract				136,633,276	136,778,172
Total Synthetic GICs				1,010,215,031	1,055,766,959
Total GICs (including wrapper Contracts)				1,205,146,990	1,251,201,220
Total Investments				9,934,004,986	11,749,590,213

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2016

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value	value
Loans receivables from participants
32,095 loans carrying an interest rate of 4.25% to 10.50% with maturities up 20 years				—	225,768,994
Total				$9,934,004,986	$11,975,359,207

*Party-in-interest, as defined by ERISA
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan

By: /s/ J. Michael Murray
J. Michael Murray
Global Head of Human Resources

Date: June 9, 2017